EXHIBIT 2

STOCK PURCHASE AGREEMENT
by and among
HEINEKEN INTERNATIONAL B.V.,
HEINEKEN MEXICO HOLDING, S.A. DE C.V.,
CUAUHTÉMOC MOCTEZUMA HOLDING, S.A. DE C.V.,
CROWN HOLDINGS, INC.,
CROWN PACKAGING LUX III S.À R.L.,
and
THE OTHER PARTIES SIGNATORY HERETO
Dated as of August 31, 2014

i

TABLE OF CONTENTS
(Continued)
ii

TABLE OF CONTENTS
(Continued)

iii

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of August 31, 2014 (this “Agreement”), by and among Heineken International B.V., a Dutch besloten vennootschap (“Heineken”), Heineken Mexico Holding, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico (“Heineken Mexico”), Cuauhtémoc Moctezuma Holding, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico (“CMH” and, collectively with Heineken and Heineken Mexico, the “Sellers”), Crown Holdings, Inc., a Pennsylvania corporation (“Crown”), Crown Packaging Lux III S.à r.l., a Luxembourg société à responsabilité limitée (“Crown Luxembourg” and, collectively with Crown, the “Buyers”), Fábricas Monterrey, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico (“FM”), Cierres Herméticos, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico (“CH”), Terrestratégicos, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico (“Terrestrategicos”), Prolatamex, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico (“Prolatamex”), Sílices de Veracruz, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico (“SV”), Glass & Silice, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico (“GS”), and Sílice del Istmo, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico (“SI” and, together with FM, CH, Terrestrategicos, Prolatamex, SV and GS, the “Companies”).
RECITALS
A.    The Sellers directly or indirectly own 100% of the issued and outstanding shares (the “Target Shares”) of common stock of the Companies.
B.    Heineken owns (i) all of the issued and outstanding shares of common stock (the “Famosa Shares”) of FAMOSA B.V., a Dutch besloten vennootschap (“Famosa”), (ii) all of the issued and outstanding shares of common stock (the “Sivesa Shares”) of SIVESA B.V., a Dutch besloten vennootschap (“Sivesa”), and (iii) all of the issued and outstanding shares of common stock (the “Sisa Shares” and, together with the Famosa Shares and the Sivesa Shares, the “Dutch Holdings Shares” and, the Dutch Holdings Shares together with the Target Shares held by Heineken Mexico and CMH, the “Shares”) of SISA Mexico B.V., a Dutch besloten vennootschap (“Sisa” and, together with Famosa and Sivesa, “Dutch Holdings”), and Dutch Holdings in turn owns all of the issued and outstanding Target Shares, other than those Target Shares owned by the Sellers, SV and the Retained Sisa Share.
C.    The Sellers wish to sell to the Buyers, and the Buyers wish to purchase from the Sellers, the Shares, by virtue of the sale by Heineken of all of the Dutch Holdings Shares to Crown and the sale by each of Heineken Mexico and CMH of all Target Shares held by them to Crown Luxembourg.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, action, suit, arbitration, demand, audit, notice of violation, citation, summons, subpoena, investigation or proceeding by or before any Governmental Authority of any nature.
“Acquired Companies” means, collectively, the Companies and Dutch Holdings.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Affiliated Group” means a fiscal unity, consolidated, combined, affiliated, unitary or similar group of Persons for Tax purposes, including for the purposes of preparing or filing of Returns or determining the liability for Taxes of members of such a group, under the applicable Law of any jurisdiction.
“Ancillary Agreements” means the Framework Agreements, the Transition Services Agreement, and any other documents and certificates delivered in connection herewith.
“Antitrust Law” means the Mexican Antitrust Law and other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Business” means, collectively, (i) the Glass Business; (ii) the Metal Business; and (iii) any other business of the Acquired Companies as currently conducted.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the principal commercial banks located in Mexico, in Amsterdam, The Netherlands, London, England or New York are authorized or obligated to close under applicable Laws.
“Cash” means, as of the close of business on the day immediately preceding the Closing Date, the aggregate amount of all cash, cash equivalents and marketable securities held by the Acquired Companies on a consolidated basis, calculated in accordance with the Applicable Accounting Principles and including those line items, and only those line items, specifically set forth in the Sample Statement under the heading “Cash.”
“Code” means the Internal Revenue Code of 1986, as amended.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, conditional sale agreement or other title retention agreement, lease, restriction on transfer, right of occupancy, encumbrance, title defect or right of first refusal.
“Enterprise-Wide Contract” means any contract or agreement that is necessary for the operation of the business of the Companies as currently conducted to which a Seller or any Affiliate of a Seller (other than the Acquired Companies) is a party.
“Estimated Purchase Price” means (i) the Purchase Price, plus (ii) the Estimated Cash, plus (iii) the Estimated Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Estimated Working Capital Underage, if any, plus (vi) the Monterrey Land Amount, minus (vii) Unpaid Transaction Expenses.
“Estimated Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Estimated Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.
“Framework Agreements” means those certain procurement and supply agreements to be entered into by Heineken Global Procurement B.V. and each of FM and SV, in the forms mutually agreed.
“Glass Business” means, collectively, (i) the manufacture, supply to the beverages industry and servicing of glass bottles; and (ii) the mining of silica sand.
“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Indebtedness” means, as at the close of business on the day immediately preceding the Closing Date and without duplication, the net amount calculated in accordance with the Applicable Accounting Principles of the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums and other payments payable as a result of the consummation of the transactions contemplated hereby) arising under any obligations of the Acquired Companies consisting of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) letters of credit and bankers’ acceptance, in each case to the extent drawn, issued for the account of the Acquired Companies, (iv) obligations under leases required in accordance with IFRS to be recorded as capital leases, (v) unfunded pension liabilities, including seniority premiums, in the agreed amount of the USD equivalent as of the date hereof of 807,000,000 Mexican Pesos (which amount shall not be adjusted pursuant to the provisions of Section 2.3), (vi) 75% of the amount, if any, by which the actual maintenance capital expenditures of the Acquired Companies for the period beginning on January 1, 2014 and ending on the Closing Date falls short of the budgeted maintenance capital expenditures as set forth in the Acquired Companies’ capital expenditures budget attached hereto in Schedule 5.1 (b)(ix) of the Disclosure Schedules for such period, (vii) any liability for corporate income Taxes and flat Taxes (Impuesto Empresarial a Tasa Única) (excluding, for this purpose, any deferred Tax assets or deferred Tax liabilities), and (viii)

payables and prepaid items in respect of capital expenditures, in each case excluding indebtedness between the Acquired Companies, and as set forth in those line items, and only those line items, specifically set forth in the Sample Statement under the heading “Net Indebtedness.”
“Intellectual Property” means all intellectual property and industrial property rights and other similar proprietary rights arising under the laws of any jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, software, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).
“Knowledge” means (a) with respect to the Sellers, the actual knowledge of the persons listed in Schedule 1.1(a) of the Disclosure Schedules and the knowledge that such persons would have after reasonable inquiry of their direct reports and the responsible manager for the applicable subject matter and (b) with respect to the Companies, the actual knowledge of the persons listed in Schedule 1.1(b) of the Disclosure Schedules and the knowledge that such persons would have after reasonable inquiry of their direct reports and the responsible manager for the applicable subject matter.
“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, injunction, judgment, decree or other Governmental Order, including any Norma Oficial Mexicana.
“Leased Real Property” means the real property leased by the Companies, in each case, as tenant, together with, to the extent any Company has a leasehold interest therein, all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances of the Companies relating to the foregoing.
“Liabilities” shall mean liabilities of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).
“Material Adverse Effect” means any event, change, circumstance, occurrence or effect that, individually or in the aggregate, (i) is or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities, properties, earnings or results of operations of the Acquired Companies, taken as a whole, or (ii) would prevent, materially delay or materially impede the performance by the Sellers or the Companies of their obligations under this Agreement or the consummation of the transactions contemplated hereby; provided that none of the following events, changes, occurrences or effects shall constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect: (A) changes in general economic, financial market, business or geopolitical conditions, (B) general changes or developments in any of the industries in which the Companies operate, (C) natural disasters or calamities, (D) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (E) any outbreak or escalation of hostilities or any acts of war or terrorism, (F) the announcement or pendency of this Agreement and the consummation of the transactions contemplated hereby, and (G) any failure by any Acquired Company to meet any estimates of revenues or earnings (but not the underlying cause of such failure); except, in the case of the foregoing clauses (A), (B), (C), (D) and (E), such events, changes, occurrences or effects that are disproportionately adverse with respect to the Acquired Companies as compared to other Persons in the industries in which the Acquired Companies operate.
“Metal Business” means the manufacture and supply to the beverages industry of aluminum cans, can ends, crown caps and aluminum closures.
“Mexican FRS” means Mexican Financial Reporting Standards, consistently applied.
“Monterrey Land” means the land described on Schedule 3.13(a) of the Disclosure Schedules.
“Monterrey Land Amount” means the USD equivalent as of the date hereof of 144,000,000 Mexican Pesos.
“Net Working Capital” means, as at the close of business on the day immediately preceding the Closing Date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Acquired Companies (excluding, for the avoidance of doubt, deferred Tax assets) minus (ii) the current liabilities of the Acquired Companies (excluding, for the avoidance of doubt, deferred Tax liabilities), in each case on a consolidated basis and calculated in accordance with the Applicable Accounting Principles, and including those line items, and only those line items, specifically set forth in the Sample Statement under the heading “Net Working Capital.”
“Owned Real Property” means the real property owned by the Companies, together with all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances of the Companies relating to the foregoing.
“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any Company, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations, (iii) zoning and entitlement and other land use and environmental regulations promulgated by Governmental Authorities provided the same are not violated and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially detract from the value, or materially interfere with the present use, of the subject assets of the Companies.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Post-Closing Taxes” means Taxes of the Acquired Companies attributable to any taxable period (or portion thereof, to the extent apportioned pursuant to Section 5.15(e)) beginning after the Closing Date.
“Pre-Closing Taxes” means Taxes of the Acquired Companies (and any entities that were subsidiaries of the Acquired Companies at any time prior to the Closing Date) attributable to any taxable period (or portion thereof, to the extent apportioned pursuant to a Straddle Period under Section 5.15(g))ending on or prior to the Closing Date, including withholding Taxes (other than Transfer Taxes) arising as a result of the transactions contemplated herein, in each case, other than those Taxes included in the calculation of Indebtedness or Net Working Capital.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including with respect to current Mexican provisions and regulations.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Target Net Working Capital” means the USD equivalent as of the date hereof of 584,000,000 Mexican Pesos.
“Taxes” means (a) any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, (b) any Liability for taxes described in clause (a) arising as a result of any Liability for, or obligation to pay, the taxes of another Person as a result of being (or having been) a member of the same Affiliated Group as such Person, or (c) any Liability for taxes described in clauses (a) or (b) arising pursuant to an obligation to pay another Person as a result of successor or transferee liability, pursuant to a contract, or otherwise.

“Transaction Expenses” means any fees or expenses for which any Acquired Company is liable and that is incurred in connection with the negotiation and the consummation of, or which become due and payable solely as a result of, this Agreement and the transactions contemplated hereby, including any LTIP obligations, retention bonus, change in control bonus, transaction completion bonus or similar payment (but not, for the avoidance of doubt, in each case, any amounts payable pursuant to any such bonus or similar payment triggered by a post-closing termination of the employee entitled to such bonus or other “double-trigger” bonus) required to be made to any current or former employees, officers, directors or Representatives of any of the Acquired Companies solely as a result of this Agreement and the transactions contemplated hereby (including the employer portion of any payroll Taxes attributable thereto), in each case, in respect of arrangements entered into by the Sellers or the Acquired Companies prior to Closing (it being understood that any amounts included as Indebtedness or included in the calculation of Net Working Capital for purposes of the Purchase Price adjustment pursuant to Section 2.3 shall not be double counted as Transaction Expenses); provided, for the avoidance of doubt, “Transaction Expenses” shall not include any consent or termination fee arising under any commercial contracts of the Acquired Companies, including any amounts payable pursuant to the agreements listed in Schedule 3.3(a)(iii) of the Disclosure Schedules.
“Transition Services Agreement” means that certain transitional services agreement to be entered into by and between Grupo Cuauhtémoc Moctezuma, S.A. de C.V., an affiliate of the Sellers, and the Buyers, in the form mutually agreed.
“Unpaid Transaction Expenses” means any Transaction Expenses that have not been paid as of the Closing.

Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Engagement	9.18(a)
Affected Employees	5.14(a)
Agreement	Preamble
Applicable Accounting Principles	2.3(a)
Balance Sheet	3.7(a0
Buyer Indemnified Parties	7.2
Buyers	Preamble
Cap	7.5(a)(i)
CCM	5.4(d)
CH	Preamble
Closing	2.2(a)
Closing Cash	2.3(b)
Closing Date	2.2(a)
Closing Indebtedness	2.3(b)
Closing Net Working Capital	2.3(b)
Closing Unpaid Transaction Expenses	2.3(b)
CMH	Preamble

Definition	Location

Companies	Preamble
Company Patents	3.14(a)
Company Registered Copyrights	3.14(a)
Company Registered IP	3.14(a)
Company Registered Marks	3.14(a)
Confidentiality Agreement	5.6(a)
Copyrights	1.1
Crown	Preamble
Crown Luxembourg	Preamble
Debt Financing	5.18
Debt Financing Sources	9.20
Deductible	7.5(a)(ii)
Determination Date	5.15(e0
Disclosure Schedules	Article III
Dutch Holdings	Recitals
Dutch Holdings Shares	Recitals
Employee Plans	3.11(a)
Environmental Laws	3.16(c)(i)
Environmental Permits	3.16(c)(ii)
Estimated Cash	2.3(a)
Estimated Indebtedness	2.3(a)
Estimated Net Working Capital	2.3(a)
Estimated Unpaid Transaction Expenses	2.3(a)
Famosa	Recitals
Famosa Pension Plan	3.11(d)
Famosa Shares	Recitals
Final Closing Statement	2.3(b)
Financial Statements	3.7(a)
Financing Agreements	9.20
FM	Preamble
Fundamental Representations	7.1(a)
Gibson Dunn	2.2(a)
GS	Preamble
Guarantees	5.9
Hazardous Materials	3.16(c)(iii)
Heineken	Preamble
Heineken Mexico	Preamble
ICC	9.9(a)
ICC Rules	9.9(a)
IFRS Management Accounts	3.7(b)
IFRS Management Balance Sheet	3.7(b)
Indemnified Party	7.4(a)
Indemnifying P arty	7.4(a)
Independent Accounting Firm	2.3(d)
Interested Parties	5.19

Definition	Location

Leases	3.13(b)
Lenders	9.20
Losses	7.2
Marks	1.1
Material Contracts	3.17(a)
Mexican Antitrust Law	3.3(b)
Net Adjustment Amount	2.3(g)(i)
Notice of Disagreement	2.3(c)
Patents	1.1
Permits	3.9(b)
Pre-Closing Company Insurance Policies	5.12(b)
Preliminary Closing Statement	2.3(a)
Prolatamex	Preamble
Purchase Price	2.1
Release	3.16(c)(iv)
Released Parties	5.19
Retained Sisa Share	5.4(d0
Sample Statement	2.3(a0
Sanctions Targets	6.3(e0
Securities Act	4.6
Seller Indemnified Parties	7.3
Sellers	Preamble
Sellers' Marks	5.11
Shared Expenses Agreement	5.16(a)
Shares	Recitals
SI	Preamble
Sisa	Recitals
Sisa Shares	Recitals
Sivesa	Recitals
Sivesa Pension Plan	3.11(d)
Sivesa Shares	Recitals
SV	Preamble
Target Shares	Recitals
Termination Date	8.1(c)
Terrestrategicos	Preamble
Third Party Claim	7.4(a)
Trade Secrets	1.1

ARTICLE II
PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver the Shares, free and clear of all Encumbrances (other than Encumbrances under applicable securities Laws or created by the Buyers), to the Buyers and the Buyers shall purchase the Shares, free and clear of all Encumbrances (other than Encumbrances under applicable securities Laws or created by the Buyers), from the Sellers, for an aggregate purchase price of US$1,225,000,000 (the “Purchase Price”), of which US$1,221,393,252.50 shall be allocated to Heineken, US$13.05 shall be allocated to Heineken Mexico and US$3,606,734.45 shall be allocated to CMH, subject to adjustment as set forth in Section 2.3.

Section 2.2    Closing.

(a)The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), 200 Park Avenue, New York, New York 10166 at 10:00 a.m., New York time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Sellers and the Buyers mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b)At or prior to the Closing:

(i)Crown shall pay the applicable portion of the Estimated Purchase Price to each of Heineken, Heineken Mexico and CMH to the bank account numbers provided by Heineken;

(ii)each of Heineken Mexico and CMH shall deliver or cause to be delivered to Crown Luxembourg certificates representing the Target Shares owned by Heineken Mexico and CMH, free and clear of all Encumbrances (other than Encumbrances under applicable securities Laws or created by the Buyers), duly endorsed “en propiedad” in favor of the Crown Luxembourg;

(iii)the Sellers shall cause an authorized officer of each Mexican Company to register the transfer of the Target Shares owned by each of Heineken Mexico and CMH to Crown Luxembourg in such Mexican Company’s share registry book (libro de registro de acciones); and

(iv)Heineken shall transfer the Dutch Holdings Shares to Crown, free and clear of all Encumbrances (other than Encumbrances under applicable securities Laws or created by the Buyers), Crown shall accept the transfer, and Heineken shall procure that Dutch Holdings acknowledges the transfer, the foregoing to be effected by execution by Heineken, Crown and Dutch Holdings, before one of the civil law notaries of the Sellers’ lawyers, of a notarial deed of transfer.

(c)All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.3    Purchase Price Adjustments.

(a)At least three Business Days prior to the Closing Date, the Sellers shall prepare, or cause to be prepared, and deliver to Crown a statement (the “Preliminary Closing Statement”) setting forth (i) a good-faith estimate of (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”), and (D) Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”) (in each case calculated without giving effect to the transactions contemplated herein, except in the case of Estimated Indebtedness, which shall include any prepayment premiums and other payments payable as a result of the consummation of the transactions contemplated hereby), in each case based on the Companies’ books and records and other information available at the Closing and (ii) on the basis of the foregoing, the Estimated Purchase Price. Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash shall be calculated on a basis consistent with International Financial Reporting Standards, Schedule 2.3 of the Disclosure Schedules and the accounting principles, practices, assumptions, conventions and policies set forth therein (the “Applicable Accounting Principles”). Illustrative examples showing the calculations of Net Working Capital, Indebtedness and Cash as if the Closing Date was December 31, 2013 are set forth in Schedule 2.3 of the Disclosure Schedules (the “Sample Statement”). In accordance with Section 5.1(c), the Sellers shall cause the net Cash balance of the Companies at the Closing not to exceed 60,000,000 Mexican Pesos. The Sellers shall provide the Buyers an opportunity to review and discuss the preliminary closing statement and shall consider any reasonable objection in good faith; provided, that if the Sellers and the Buyers are unable to resolve any such objection within two Business Days, the Preliminary Closing Statement delivered by the Sellers shall constitute the “Preliminary Closing Statement” for all purposes hereunder.

(b)Within 60 days after the Closing Date, Crown shall cause to be prepared and delivered to Heineken a written statement (the “Final Closing Statement”) that shall include and set forth (i) a calculation in reasonable detail of the actual (A) Net Working Capital (“Closing Net Working Capital”), (B) Indebtedness (“Closing Indebtedness”), (C) Cash (“Closing Cash”), and (D) Unpaid Transaction Expenses (“Closing Unpaid Transaction Expenses”) (in each case calculated without giving effect to the transactions contemplated herein, except in the case of Estimated Indebtedness, which shall include any prepayment premiums and other payments payable as a result of the consummation of the transactions contemplated hereby, and the Unpaid Transaction Expenses), and (ii) on the basis of the foregoing, a calculation of the Net Adjustment Amount. The Final Closing Statement (i) shall be prepared on a basis consistent with Applicable Accounting Principles and the Sample Statement and the applicable definitions of Net Working Capital, Indebtedness, Cash, Unpaid Transaction Expenses and Net Adjustment Amount and (ii) shall be based exclusively on the facts and circumstances as they exist at and prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring after the Closing.

(c)The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, Heineken delivers to Crown written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses, as set forth in the Final Closing Statement. Heineken shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.3(d).

(d)During the 20 day period following delivery of a Notice of Disagreement by Heineken to Crown, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses as specified therein. Any disputed items resolved in writing between Heineken and Crown within such 20 day period shall be final and binding with respect to such items, and if Heineken and Crown agree in writing on the resolution of each disputed item specified by Heineken in the Notice of Disagreement, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If Heineken and Crown have not resolved all such differences by the end of such 20 day period, Heineken and Crown shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the resulting amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the resulting amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses. The Independent Accounting Firm shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by Heineken and Crown. Heineken and Crown shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts set forth in the Notice of Disagreement that are identified as being items and amounts to which Heineken and Crown have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with this Agreement, the Applicable Accounting Principles and the Sample Statement and the applicable definitions, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses shall be based solely on written materials submitted by Heineken and Crown (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(e)The costs of any dispute resolution pursuant to this Section 2.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Heineken and Crown in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f)Heineken and Crown will, and will cause the Companies (in the case of Heineken, prior to the Closing and, in the case of Crown, following the Closing) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Companies and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.3.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.3; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g)The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.3 minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.3, plus (C) the Closing Cash as finally determined pursuant to this Section 2.3 minus the Estimated Cash, plus (D) the Estimated Unpaid Transaction Expenses minus the Closing Unpaid Transaction Expenses as finally determined pursuant to this Section 2.3;

(ii)If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and Crown shall pay the Net Adjustment Amount to Heineken by wire transfer of immediately available funds to an account designated in writing by Heineken; and
(iii)If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and Heineken shall pay the Net Adjustment Amount to Crown by wire transfer of immediately available funds to an account designated in writing by Crown.

(h)Amounts to be paid pursuant to Section 2.3(g) shall bear interest from the Closing Date to the date of such payment at a rate equal to the 3-month USD LIBOR as set forth on the applicable Bloomberg terminal on the second Business Day before the Closing Date plus 1%, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.3(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.3 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS
Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Sellers, jointly and severally, hereby represent and warrant to the Buyers as follows:

Section 3.1    Organization and Qualification.

(a)Each Seller is a company duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of its jurisdiction of formation and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Acquired Company is (i) a corporation or company duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to be material to the ongoing operations of the Acquired Companies.

(b)Each Seller has heretofore furnished to the Buyers a complete and correct copy of the statuten, certificate of incorporation and bylaws (estatutos sociales) or equivalent organizational documents, each as amended to date, of each Acquired Company. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

(c)Other than its ownership of the Target Shares, Dutch Holdings have not conducted any business prior to the Closing Date. Dutch Holdings have no, and prior to the Closing will have no, assets, Liabilities or obligations of any nature, other than the Target Shares and any Liabilities or obligations incidental to ownership of the Target Shares, which are not material.

(d)No proposal has been made or resolution adopted for the dissolution or liquidation of any of the Dutch Holdings, no statutory circumstances exist which may result in the dissolution or liquidation of any of the Dutch Holdings, and no proposal has been made or resolution adopted for a statutory merger (juridische fusie) or division (splitsing), or a similar arrangement under the laws of the Netherlands, of any of the Dutch Holdings.

Section 3.2    Authority. Each of the Companies and each Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Company and such Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each Company and such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which each Company and such Seller will be a party will have been, duly executed and delivered by each Company and such Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each Company and such Seller will be a party will constitute, the legal, valid and binding obligations of each Company and such Seller, enforceable against each Company or such Seller, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). There are no grounds on the basis whereof any issue of the shares of Dutch Holdings may be invalidated.

Section 3.3    No Conflict; Required Filings and Consents.

(a)The execution, delivery and performance by each Seller and each Company of this Agreement and each of the Ancillary Agreements to which such Seller or such Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with, cause a breach of or violate the statuten, certificate of incorporation or bylaws (estatutos sociales) or equivalent organizational documents of such Seller or any Acquired Company;

(ii)conflict with or violate any Law applicable to such Seller or any Acquired Company or by which any property or asset of such Seller or any Acquired Company is bound or affected;

(iii)conflict with, result in any breach of, violate, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, adverse modification, acceleration or cancellation of, or give to others any interests or rights therein under, any Permit or Material Contract to which any Seller or Acquired Company is a party, or by which any Seller or Acquired Company may have rights or be bound or affected; or

(iv)result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Acquired Company, except, in the case of clauses (iii) or (iv), for any such conflicts, violations, breaches, defaults, Encumbrances or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the ongoing operations of the Acquired Companies or that arise solely as a result of any facts or circumstances relating to the Buyers or any of their Affiliates.

(b)None of the Sellers or the Acquired Companies is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by any Seller or Company of this Agreement and each of the Ancillary Agreements to which such Seller or Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any material right, privilege, license or qualification of the Acquired Companies, except (i) for any filings required to be made under the Ley Federal de Competencia Económica (the “Mexican Antitrust Law”) and under any other applicable antitrust Law, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws or (iii) as may be necessary solely as a result of any facts or circumstances relating to the Buyers or any of their Affiliates.

Section 3.4    Shares. The Sellers are the record and beneficial owner of the Shares, free and clear of any Encumbrances (other than Encumbrances pursuant to applicable securities Laws), in each case in the amounts set forth on Schedule 3.4 of the Disclosure Schedules. The Sellers have the right, authority and power to sell, assign and transfer the Shares to the Buyers, free and clear of all Encumbrances (other than Encumbrances under applicable securities Laws or created by the Buyers). Upon delivery to the Buyers of the Shares at the Closing in accordance with Section 2.2, the Buyers’ payment of the Estimated Purchase Price and registration of the Shares in the name of the Buyers in the share registry book of each Acquired Company, as applicable, the Buyers, assuming they shall have purchased the Shares in good faith, shall acquire good, valid and marketable title to, and legal title of, the Shares, free and clear of any Encumbrance (other than Encumbrances under applicable securities Laws or created by the Buyers). Dutch Holdings is the record, legal and beneficial owner of the Target Shares (other than the Target Shares held by the Sellers, SV and the Retained Sisa Share), free and clear of any Encumbrances (other than Encumbrances under applicable securities Laws), in each case in the amounts set forth on Schedule 3.4 of the Disclosure Schedules. There are no restrictions on the right, authority and power of Dutch Holdings to sell, assign and transfer the Target Shares held by them, free and clear of all Encumbrances (other than Encumbrances under applicable securities Laws).

Section 3.5    Capitalization. Each Acquired Company’s authorized and outstanding capital stock is as set forth in Schedule 3.5 of the Disclosure Schedules. All of each Acquired Company’s issued and outstanding capital stock has been duly authorized, is validly issued, fully paid and nonassessable. The Target Shares constitute all of the issued and outstanding capital stock and equity interests of the Companies. The Dutch Holdings Shares represent all of the issued and outstanding capital stock and equity interests of Dutch Holdings. Each Acquired Company’s capital stock was issued in compliance with all applicable Laws. No Acquired Company’s capital stock was issued in violation of any agreement, arrangement or commitment to which any Seller or any Acquired Company is or was a party or is or was subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of any Acquired Company or obligating any Acquired Company to issue or sell any shares of capital stock of, or any other interest in, such Acquired Company. There are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any shares of capital stock of such Acquired Company or to provide funds to, or make any investment in, any other Person. None of the Acquired Companies have outstanding or authorized any stock appreciation, phantom stock, profit participation, depository receipts or similar rights. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of any Acquired Company.

Section 3.6    Equity Interests. Other than the Target Shares owned by Dutch Holdings and as set forth in Schedule 3.6 of the Disclosure Schedules, none of the Acquired Companies directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person.

Section 3.7    Financial Statements; No Undisclosed Liabilities.

(a)Copies of the audited balance sheet of each Company as at December 31, 2013 (the “Balance Sheet”), 2012 and 2011, and the related audited statements of income, retained earnings, stockholders’ equity and changes in financial position of such Company, together with all related notes and schedules thereto, accompanied by the reports thereon of such Company’s independent auditors (collectively referred to as the “Financial Statements”) are attached hereto as Schedule 3.7(a) of the Disclosure Schedules. Each Financial Statement (i) has been derived from and prepared based on the books and records of the applicable Company (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with Mexican FRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the applicable Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b)Copies of the unaudited consolidated balance sheets of the Companies as at December 31, 2013 and as of July 31, 2014 (the “IFRS Management Balance Sheet”), and the related unaudited consolidated statements of income, for the 12 or seven month, as applicable, period then ended (the “IFRS Management Accounts”) are attached hereto as Schedule 3.7(b) of the Disclosure Schedules. Each of the IFRS Management Accounts (i) has been prepared in good faith based upon reasonable assumptions as of the date hereof, based on the books and records of the Companies and (ii) has been prepared in accordance with International Financial Reporting Standards, as applied by the Companies and on a consistent basis throughout the periods indicated and fairly presents the financial position and results of operations of the Companies as at the respective dates thereof and for the respective periods indicated therein.

(c)There are no debts or Liabilities of the Acquired Companies other than any such debts or Liabilities (i) reflected or reserved against on the Balance Sheet or IFRS Management Balance Sheet or the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business of the Companies, or (iii) which are not, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 3.8    Absence of Certain Changes or Events. Except as set forth in Schedule 3.8 of the Disclosure Schedules, from the date of the Balance Sheet to the date of this Agreement, (a) the business of each Company has been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) there has not occurred any Material Adverse Effect.

Section 3.9    Compliance with Law; Permits.

(a)Each Acquired Company is, and since the date three years prior to the date hereof has been, in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

(b)Each Company is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for such Company to own, lease and operate its properties and to carry on its business as currently conducted in all material respects (the “Permits”). All fees and charges with respect to any material Permit as of the date hereof have been paid in full, and the Permits are valid and in full force and effect. To the Knowledge of the Companies, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit. To the Knowledge of the Companies, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Authority or other entity with respect to any alleged (i) material violation of any writ, decree, award, order, injunction, judgment, ruling, Law, or regulation of any court or Governmental Authority by any Seller or Acquired Company; or (ii) failure in any material respect by any Seller or any Acquired Company to have any Permit.

(c)No representation or warranty is made under this Section 3.9 with respect to employee benefit plans, labor and employment matters, Taxes or environmental matters, which are covered by Sections 3.11, 3.15 and 3.16, respectively.

Section 3.10    Litigation. Except as set forth in Schedule 3.10 of the Disclosure Schedules, there is no Action by or against any Acquired Company pending, or to the Knowledge of the Companies, threatened in writing that would, individually or in the aggregate, reasonably be expected to be material to the ongoing operations of the Acquired Companies or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 3.10 of the Disclosure Schedules, there are no Actions pending against, or, to the Knowledge of the Companies, threatened against, any Acquired Company, or before any Governmental Authority, arbitral panel or mediator. Except as set forth on Schedule 3.10 of the Disclosure Schedules, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any Acquired Company. The Sellers have heretofore provided the Buyers with the Governmental Orders binding on the Companies.

Section 3.11    Employee Benefit Plans.

(a)The Sellers have previously made available to the Buyers (i) a list of all pension plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit-sharing equity or equity-based, change in control, employment, health, life, disability, group insurance, retiree medical or life insurance, supplemental retirement, severance, vacation, holiday, fringe benefit or other benefit plans, programs or arrangements that are maintained, contributed to or sponsored by any Company or its Affiliates for the benefit of any current or former employee, officer, director or service provider of any Company and (ii) a list of all material termination or severance agreements or arrangements, pursuant to which any Company currently has any obligation with respect to any current or former employee, officer, director or service provider of such Company (collectively, the “Employee Plans”). The Sellers have made available to the Buyers a true and complete copy of (1) each Employee Plan and all amendments thereto, and in the case of an unwritten Employee Plan a written description thereof, (2) all current summary plan descriptions with respect to any Employee Plan, and (3) all reports, returns, statements, records, notices and other filings concerning any Employee Plan filed, or required to be filed, with any Governmental Authority in the past 18 months.

(b)(i) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) each Company has performed all material obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan, and (iii) no Action (other than individual claims for benefits in the ordinary course) is pending or threatened in writing with respect to any Employee Plan by any current or former employee, officer, director or other service provider of any Company or by any Governmental Authority that would reasonably be expected to be material to the Companies.

(c)Except with respect to Employee Plans previously made available to the Buyers, the Buyers will incur no material Liability with respect to any Employee Plan with respect to service thereunder performed before the Closing Date.

(d)Schedule 3.11(d) of the Disclosure Schedules contains a schedule, which was prepared in good faith by the Sellers and is true and correct in all material respects in the aggregate (including that any inaccuracies that increase pension liabilities will be offset by any inaccuracies that decrease pension liabilities) based upon the books and records of the Companies, of the employee data inputs utilized in the calculation of the pension liabilities under Famosa’s Plan de Apoyo Económico para la Jubilación (Economic Support Plan for Retirement) (the “Famosa Pension Plan”) and Sections 104 and 105 of Chapter XIII (entitled “Retirement benefits”) of Sivesa’s Collective Bargaining Agreement Pension (the “Sivesa Pension Plan”), as of June 30, 2014 and, other than with respect to (x) the hiring or termination of employees of the Companies or changes in compensation in the ordinary course of business in accordance with the terms of this Agreement, (y) changes associated with the passage of time or (z) changes that take place between June 30, 2014 and Closing (such as a change in marital status of a beneficiary), as of the Closing.

(e)The representations and warranties contained in this Section 3.11 and in Section 3.7 and Section 3.15 are the only representations and warranties being made with respect to Employee Plans.

Section 3.12    Labor and Employment Matters.

(a)(i) To the Knowledge of the Companies, there are no material organizing activities or collective bargaining arrangements that would affect any Company pending or under discussion with any labor organization or group of employees of such Company, and there have been no such actions within the past three (3) years, and (ii) there are no, and have not been within the past three (3) years any, material lockouts, strikes, slowdowns, work stoppages, or labor disputes pending or, to the Knowledge of the Companies, threatened by or with respect to any employees of any Company.

(b)To the Knowledge of the Companies, each Company is, and since the date three years prior to the date hereof has been, in compliance in all material respects with all applicable labor, employment and social security Laws (including, as applicable, any requirements of the Instituto Mexicano del Seguro Social, Instituto del Fondo Nacional de la Vivienda para los Trabajadores, Sistema de Ahorro para el Retiro and the rules and regulations thereunder).

Section 3.13    Real Property.

(a)Schedule 3.13(a) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property, and the current owner of each parcel of Owned Real Property. Each Company has good and marketable fee simple title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to be material to the ongoing operations of the Companies. Except as set forth on Schedule 3.13(a), there are no leases, licenses or similar agreements entered into by any of the Companies affecting the Owned Real Property, nor any outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(b)Schedule 3.13(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Each Company has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to be material to the ongoing operations of the Companies. The Sellers have made available to the Buyers true, correct and complete copies of all material leases, licenses, subleases or other occupancy agreements (including all amendments and modifications thereto) in respect of the Leased Real Property (collectively, the “Leases”). All Leases in respect of the Leased Real Property are in full force and effect, none of the Companies has received any written notice of a breach of default thereunder, and to the Knowledge of the Companies, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the ongoing operations of the Companies.

(c)Each parcel of Real Property is adequately served, in all material respects, by proper utilities and other building services as necessary for its current use by the applicable Company and, to the Knowledge of the Companies, all of the buildings and structures located at each parcel of Real Property are structurally sound with no material defects that are not being addressed in the ordinary course of business and are otherwise in good operating condition, in all material respects. The applicable Company has the right to access a public road or other means of lawful access to and from each parcel of Real Property.

Section 3.14    Intellectual Property.

(a)Schedule 3.14(a)(i) of the Disclosure Schedules sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Companies (collectively, the “Company Registered Marks”), Schedule 3.14(a)(ii) of the Disclosure Schedules sets forth an accurate and complete list of all Patents owned by the Companies (collectively, the “Company Patents”) and Schedule 3.14(a)(iii) of the Disclosure Schedules sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by the Companies (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been paid.

(b)All Company Registered IP and all other material Intellectual Property owned by the Companies is solely owned by the Companies, free and clear of all Encumbrances (other than Permitted Encumbrances and all contracts and agreements scheduled on Schedule 3.17(b) of the Disclosure Schedules and non-exclusive licenses granted by any of the Companies (expressly or implicitly) in the ordinary course of business in connection with the sale, lease or transfer of finished products or services to customers) or other restrictions, or any requirement of any past, present or future royalty payments.

(c)Each Company has taken reasonable steps to maintain the confidentiality of all material Trade Secrets of such Company.

(d)All tangible materials embodying Intellectual Property that each Company is using in the conduct of its business as currently conducted are owned by such Company or have been licensed to such Company by the third party from which such Company obtained such materials.

(e)To the Knowledge of the Companies, neither the operation of the business of any Company, nor the products or services distributed, sold or offered by any Company, nor any technology or materials used in connection therewith, infringes upon, misappropriates or otherwise violates any Intellectual Property of any third party, which infringement, misappropriation or other violation, individually or in the aggregate, would reasonably be expected to result in any material Liability for the Acquired Companies, and none of the Companies has received within the prior 12 months any written notice (including, any invitation to license) asserting that any such infringement, misappropriation or other violation has occurred. To the Knowledge of the Companies, no third party is misappropriating, infringing or otherwise violating any Intellectual Property owned by any Company in a manner that would reasonably be expected to be material to the Acquired Companies. In the prior 36 months, none of the Companies has sent any written notice (including, any invitation to license) asserting that any such infringement, misappropriation or other violation has occurred.

Section 3.15    Taxes.

(a)All Returns related to income Taxes and all other material Returns required to have been filed by or with respect to the Acquired Companies have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns have been duly and accurately prepared in all material respects. All Taxes shown to be payable on such Returns and all other material Taxes have been paid, except for Taxes being contested in good faith by appropriate proceedings. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against any Acquired Company that has not been satisfied by payment, settled or withdrawn. There are no Tax liens on the assets of any Acquired Company (other than Permitted Encumbrances). There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any Acquired Company may be subject. All Taxes not yet due and payable by the Acquired Companies have been, in all material respects, properly accrued on the books of account of the Acquired Companies in accordance with Mexican FRS or IFRS, as applicable.

(b)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for any taxable period ending on or prior to the Closing Date, (ii) installment or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(c)None of the Dutch Holdings have, nor have they ever been, members of a fiscal unity under the applicable Tax Law of the Netherlands.

(d)None of the Dutch Holdings, in the current financial year nor in any financial year since their formation, have claimed, utilized or requested exemptions or deferrals in relation to Tax, including exemptions or deferrals of Tax relating to reorganizations or mergers.

(e)To the Knowledge of the Companies, the participation exemption pursuant to Article 13 of the Dutch Corporate Income Tax Act 1969 (wet op de vennootschapsbelasting 1969) applies and has at all times applied to all shareholdings held by each of the Dutch Holdings.

(f)None of the Companies have, nor have they ever been, members of an Affiliated Group other than the Affiliated Group under the applicable Tax Law of Mexico of which they were members prior to the internal reorganization described in Section 3.20.

(g)The representations and warranties contained in this Section 3.15 are the only representations and warranties being made with respect to Taxes. For the avoidance of doubt, the Sellers make no representations or warranties concerning the amount of, or the Buyers’ ability to utilize or otherwise benefit from, any particular Tax attribute of any Acquired Company.

Section 3.16    Environmental Matters.

(a)Except as set forth on Schedule 3.16 of the Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to result in any Acquired Company incurring a material Loss:

(i)each Acquired Company is and since January 1, 2012 has been in compliance with all applicable Environmental Laws and has obtained and is and since January 1, 2012 has been in compliance with all applicable Environmental Permits;

(ii)no Acquired Company has received written notice from any Person revoking or threatening to revoke, adversely modifying or proposing to adversely modify, or not renewing or threatening not to renew, any Environmental Permit and no Acquired Company is aware of any reasonable basis for any revocation, adverse modification, or non-renewal of any of its Environmental Permits;

(iii)no Acquired Company has received a written notice of actual or alleged Liability pursuant to Environmental Law that is unresolved and there are no Actions pursuant to any Environmental Law pending or, to the Knowledge of the Companies, threatened against any Acquired Company;

(iv)there has been no Release of, or exposure of any Person to, Hazardous Materials by any Acquired Company or, to the Knowledge of the Companies, by any other Person, at, on, under, to, or from any real property currently or formerly owned, leased or operated by any Acquired Company, in violation of Environmental Law or which would (with or without notice to any Governmental Authority) reasonably be expected to require any investigation, remediation or other response action by any Acquired Company;

(v)no Acquired Company has retained or assumed, by contract, operation of Law or otherwise, any Liabilities of third parties under any Environmental Law; and

(vi)to the Knowledge of the Companies, no event has occurred or circumstance exists that would reasonably be expected to (A) prevent, hinder, limit or increase the cost of continued compliance by the Acquired Companies with Environmental Laws, or (B) result in any Acquired Company incurring any investigatory, monitoring, remedial or corrective action liabilities or obligations pursuant to Environmental Laws.

(b)The representations and warranties contained in this Section 3.16 and, with respect to environmental matters, in Section 3.7, are the only representations and warranties being made with respect to compliance with or Liability under Environmental Laws.

(c)For purposes of this Agreement:

(i)“Environmental Laws” means any Laws of any Governmental Authority relating to protection of the environment, protection of human health from exposure to Hazardous Materials, use, protection or restoration of natural resources, protection of threatened or endangered species, or the use, handling, storage, treatment, recycling, transportation, disposal or Release of Hazardous Materials.

(ii)“Environmental Permits” means all Permits under any Environmental Law.

(iii)“Hazardous Materials” means any substance, material or waste (whether solid, liquid or gas) that is listed, classified or regulated as a “toxic substance”, “hazardous substance”, “hazardous material”, “pollutant”, “contaminant” or words of similar meaning or effect by a Governmental Authority, including asbestos-containing material, crystalline silica, PCBs, urea formaldehyde, and petroleum products, constituents and derivatives.

(iv)“Release” means any actual release, spill, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, deposit, dispersal or migration into or through the environment or within any building, structure, facility or fixture.

Section 3.17    Material Contracts.

(a)Schedule 3.17 of the Disclosure Schedules lists each of the following written or oral contracts and agreements of the Acquired Companies or by which any Acquired Company is bound (such contracts and agreements as described in this Section 3.17(a) being “Material Contracts”):

(i)all contracts or agreements that provide for payment or receipt by any Company of more than US$1,000,000 per year, including any such contracts and agreements with customers, suppliers or clients;

(ii)all contracts and agreements relating to indebtedness for borrowed money (including guarantees);

(iii)all contracts and agreements that limit or purport to limit the ability of any Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv)all contracts and agreements that (A) contain a “Most Favored Nation” provision, (B) require an Acquired Company to purchase all output of any product or service from any other party, (C) contain “take or pay” provisions, (D) require any party to manufacture, sell or provide any other party’s total requirements or any product or service in an amount in excess of US$1,000,000 in any year or (E) contain provisions requiring the Acquired Companies to supply any products on an exclusive basis, or acquire any products on an exclusive basis, to or from any Person;

(v)all joint venture, partnership or similar agreements or arrangements;

(vi)all contracts and agreements under which (A) any Acquired Company uses or has the right to use any Intellectual Property of a third party (other than off-the-shelf software licensed under shrink wrap agreements for which any Acquired Company pays less than $100,000 in licensing or other fees per software title per annum), (B) any Acquired Company has granted the right to use any of the Intellectual Property owned by any Acquired Company to a third party and (C) any Intellectual Property is or has been developed for any Acquired Company, assigned to any Acquired Company or assigned by any Acquired Company to a third party;

(vii)all contracts and agreements that relate to the acquisition or disposition of businesses or material assets outside the ordinary course of business pursuant to which any material obligations remain outstanding;

(viii)all contracts and agreements with any Governmental Authority;

(ix)all contracts and agreements, other than those set forth in Schedule 5.4 of the Disclosure Schedules, between and among any Acquired Company, on the one hand, and the Sellers or their Affiliates (other than the Acquired Companies), on the other hand, in each case other than contracts or agreements that will terminate at Closing;

(x)all contracts and agreements with any labor organization or group of employees of any Company; and

(xi)any other contract or agreement that is material to the Companies, taken as a whole.

(b)Each Material Contract (i) is valid, legal, enforceable and binding on the applicable Company, and, to the Knowledge of the Companies, the counterparties thereto, and is in full force and effect in all material respects and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.3(a)(iii) of the Disclosure Schedules are not obtained. None of the Companies or, to the Knowledge of the Companies, any counterparty, is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the ongoing operations of the Companies. The Sellers have previously provided true and correct copies of each of the Material Contracts to the Buyers, and all amendments and modifications thereto.

Section 3.18    Assets. Except for the services to be provided under the Transition Services Agreement and the assets, properties and rights used in connection therewith and as set forth in Schedule 3.18 of the Disclosure Schedules, the assets, properties and rights of the Companies constitute all the assets, properties and rights necessary for their conduct of the Business in all material respects in substantially the same manner as it is currently conducted by the Companies and consistent with past practice.

Section 3.19    Brokers. Except for Moelis & Company UK LLP, the fees, commissions and expenses of which will be paid at Closing by Heineken, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or the Companies.

Section 3.20    Reorganization. The internal reorganization undertaken by the Sellers and their respective Affiliates in May 2014 pursuant to which certain Target Shares were issued to Dutch Holdings and resulting in the current capitalization of the Companies was conducted in compliance in all material respects with all applicable Laws. Each party to each such internal reorganization transaction had all necessary power and authority to effect such transaction. The internal reorganization in and of itself shall not result in any additional Liabilities of the Companies.

Section 3.21    Exclusivity of Representations and Warranties. Neither of the Sellers nor any of their respective Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or Liabilities of the Companies), except as expressly set forth in this Article III or in any certificate delivered in connection herewith, and the Sellers hereby disclaim any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyers, jointly and severally, hereby represent and warrant to the Sellers as follows:

Section 4.1    Organization and Qualification. Each Buyer is a corporation duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Such Buyer is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by the Buyers of their obligations under this Agreement or the consummation of the transactions contemplated hereby.

Section 4.2    Authority. Each Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which such Buyer will be a party will have been, duly executed and delivered by such Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Buyer will be a party will constitute, the legal, valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3    No Conflict; Required Filings and Consents.

(a)The execution, delivery and performance by each Buyer of this Agreement and each of the Ancillary Agreements to which such Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with, cause a breach of or violate the certificate of incorporation or bylaws of such Buyer;

(ii)conflict with or violate any Law applicable to such Buyer or by which any property or asset of such Buyer is bound or affected;

(iii)conflict with, result in any breach of, violate, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, adverse modification, acceleration or cancellation of, any material contract or agreement to which such Buyer is a party, or by which it may have rights or be bound or affected; or

(iv)result in the creation or imposition of any Encumbrance on any properties or assets of any Buyer,

except, in the case of clauses (iii) or (iv), for any such conflicts, violations, breaches, defaults, Encumbrances or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by the Buyers of their obligations under this Agreement or the consummation of the transactions contemplated hereby, or that arise as a result of any facts or circumstances relating to the Sellers or any of their Affiliates.

(b)Neither Buyer is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any material right, privilege, license or qualification of such Buyer, except (i) for any filings required to be made under the Mexican Antitrust Law, the Conselho Administrativo de Defesa Econômica, and any other applicable antitrust Law, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws or (iii) as may be necessary as a result of any facts or circumstances relating to the Sellers or any of their Affiliates.

Section 4.4    Financing. The Buyers shall have at the Closing sufficient funds to permit the Buyers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and to pay all related fees and expenses. Notwithstanding anything to the contrary contained herein, the Buyers acknowledge and agree that its obligations to consummate the transactions contemplated hereby are not contingent upon their ability to obtain any third party financing.

Section 4.5    Brokers. Except for Citigroup Global Markets Inc., the fees, commissions and expenses of which will be paid by the Buyers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyers.

Section 4.6    Investment Intent. The Buyers are acquiring the Shares for their own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyers agree that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyers are able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment.

Section 4.7    Buyers’ Investigation and Reliance. Each Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Companies and the transactions contemplated hereby, which investigation, review and analysis were conducted by such Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyers together with their Representatives have conducted a due diligence review which included, without limitation, (i) an analysis of documents and information made available to the Buyers and their Representatives in the “data room,” (ii) discussions with the Companies’ and the Sellers’ management (either by meetings or conference call) and review of management presentations related to the Companies and (iii) visits to the offices and other premises of the Companies. The Buyers have not relied and are not relying on any representation or warranty, oral or written, express or implied, made by the Sellers or any of their respective Affiliates or Representatives, except as expressly set forth in this Agreement, the Disclosure Schedules, the Ancillary Agreements and certificates delivered in connection therewith. Except as set forth in this Agreement, the Disclosure Schedules, the Ancillary Agreements and certificates delivered in connection therewith, and except in the case of fraud in this Agreement, the Disclosure Schedules and the Ancillary Agreements, neither the Sellers nor any of their respective Affiliates or Representatives shall have any Liability to the Buyers or any of their Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyers, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or expressly in any other form in expectation of the transactions contemplated by this Agreement. Except as set forth in this Agreement, the Disclosure Schedules, the Ancillary Agreements and certificates delivered in connection therewith, neither of the Sellers nor any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Companies. Each Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts.
ARTICLE V
COVENANTS

Section 5.1    Conduct of Business Prior to the Closing.

(a)Except as otherwise contemplated by this Agreement, as required by applicable Law or as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless Crown shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Acquired Companies shall be conducted only in the ordinary course of business consistent with past practices in all material respects, and the Sellers shall cause each Acquired Company to use its commercially reasonable efforts to preserve intact in all material respects their business organization and operations and maintain the current relationships with the customers, suppliers, licensors, distributors and service providers with the Acquired Companies.

(b)Not in limitation of any of the foregoing, except as otherwise contemplated by this Agreement, as required by applicable Law or as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior written consent of Crown (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Companies shall, and the Sellers shall not permit any of the Acquired Companies to:

(i)amend its certificate of incorporation, articles of association (statuten) or bylaws (estatutos sociales) or equivalent organizational documents;

(ii)issue or sell any shares of its capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests;

(iii)declare, set aside, make or pay any non-cash dividends or other non-cash distributions with respect to any of its capital stock or other equity interests;

(iv)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests or make any other change with respect to its capital structure;

(v)acquire (A) any Person, corporation, partnership, limited liability company, other business organization or division thereof or (B) any assets outside the ordinary course of business that are material, individually or in the aggregate, to the Companies;

(vi)adopt a plan of complete or partial liquidation, reorganization, bankruptcy, dissolution, merger, consolidation or recapitalization;

(vii)incur any indebtedness for borrowed money or issue any debt securities in excess of US$1,000,000 individually or US$2,500,000 in the aggregate or assume, grant, guarantee or endorse, or otherwise become responsible for (whether directly, contingently or otherwise), the obligations of any Person or make any loans or advances;

(viii)create Encumbrances on the assets of the Acquired Companies, other than Permitted Encumbrances;

(ix)authorize, or make any commitment with respect to, any single capital expenditure that is in excess of US$1,000,000 or capital expenditures that are, in the aggregate, in excess of US$2,500,000, other than capital expenditures in accordance with the budget attached hereto in Schedule 5.1(b)(ix) of the Disclosure Schedules;

(x)grant or announce any increase in the salaries, bonuses or other benefits payable by any Company to any of its employees, other than (i) as required by Law, (ii) pursuant to any plans, programs or agreements existing on the date hereof or (iii) other ordinary increases not inconsistent with the past practices of the Companies, or adopt, enter into, amend, or terminate any material contract or agreement with any labor organization or group of employees of any Company other than in the ordinary course of business consistent with past practices;

(xi)make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or the Applicable Accounting Principles;

(xii)make, modify or revoke any material Tax election or file any amended income Tax Return or other material amended Return;

(xiii)take any action solely intended to increase any pension liabilities under the Famosa Pension Plan or the Sivesa Pension Plan other than in connection with the hiring of new employees of the Companies or otherwise in the ordinary course of business in accordance with the terms of this Agreement or increases associated with the passage of time; or

(xiv)offer, propose, authorize, agree or commit to do any of the foregoing.

(c)Prior to the Closing Date, the cash management system of the Companies shall continue in effect, including sweeping excess cash from the operating accounts of the Acquired Companies, in the ordinary course of business in accordance with past practice; provided that the net Cash balance of the Companies at the Closing shall not exceed 60,000,000 Mexican Pesos.

Section 5.2    Covenants Regarding Information.

(a)From the date hereof until the Closing Date, upon reasonable notice, the Sellers shall, and shall cause the Acquired Companies to, afford the Buyers and their Representatives reasonable access to employees, officers, properties, offices, plants and other facilities, books and records, and contracts of the Acquired Companies, and shall cause each Acquired Company to furnish the Buyers with such financial, operating and other data and information as the Buyers may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyers’ expense, during normal business hours, under the supervision of the Companies’ personnel and in such a manner as not unreasonably to interfere with the normal operations of the Companies. Notwithstanding anything to the contrary in this Agreement, the Companies shall not be required to disclose any information to the Buyers or their Representatives if such disclosure would, (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement (after commercially reasonable steps to obtain a waiver have been taken) entered into prior to the date hereof or (iii) relate to any consolidated, combined or unitary Return filed by the Sellers, the Companies or any of their Affiliates or any of their respective predecessor entities.

(b)In order to facilitate the resolution of any claims made against or incurred by the Sellers and their Affiliates, on the one hand, or the Buyers or the Companies, on the other hand, following the Closing Date, the parties hereto shall cooperate and reasonably assist the other parties in obtaining reasonable access to information, books and records relating to the Companies to the extent such information, books or records are within such party’s possession or control; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of such party’s or the Companies’ personnel and in such a manner as not to unreasonably interfere with the normal operations of such party or the Companies.

Section 5.3    Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of the following:

(a)any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied;

(b)any breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, any representation, warranty or covenant in this Agreement of such notifying party; and

(c)any bona fide notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

Section 5.4    Intercompany Arrangements; Enterprise-Wide Contracts; Retained Sisa Share; Water Supply; Transition Services.

(a)Except as set forth in Schedule 5.4(a) of the Disclosure Schedules and except for this Agreement and the Ancillary Agreements and any ordinary course intercompany trade payables and receivables, the parties shall settle all intercompany and intracompany accounts or contracts between any Acquired Company, on the one hand, and the Sellers and their Affiliates (other than the Acquired Companies), on the other hand, prior to Closing. Any intercompany hedging arrangements (including any such arrangements documented on forms promulgated by the International Swaps and Derivatives Association and any aluminum hedging arrangements with respect to existing supply arrangements between the parties) outstanding on the Closing Date shall remain in effect in accordance with the respective terms of such hedging arrangements and upon the termination or expiration of such hedging arrangements, the Sellers, on the one hand, shall and Crown shall cause the Companies, on the other hand, to settle any amounts that may be due in respect thereof pursuant to the reconciliation procedures set forth in the contracts underlying such hedging arrangements (regardless of whether such contracts have been terminated or expired at or prior to Closing).

(b)The parties recognize and acknowledge that the Enterprise-Wide Contracts set forth in Schedule 5.4(b) of the Disclosure Schedules relate to both the business of the Companies and the other businesses of the Sellers and their Affiliates (other than the Companies). Following the date hereof and prior to the Closing Date, the Sellers and the Buyers shall use commercially reasonable efforts to obtain new contracts for the benefit of the Buyers and their Affiliates or the Sellers and their Affiliates, as applicable, with respect to those Enterprise-Wide Contracts set forth in Section 5.4(b) of the Disclosure Schedules; provided that no party shall be required to pay any consent fees or similar amounts to the counterparties of such Enterprise-Wide Contracts in order to obtain such new contracts. Each party shall bear its own costs and expenses with respect to any such efforts described in this Section 5.4(b).

(c)In the event that the Sellers or any of their Affiliates receives any payments intended for any Acquired Company after the Closing, such payments shall be the property of, and shall be forwarded and remitted to Crown as promptly as practicable, but no later than 90 days, after receipt thereof. In the event that any Acquired Company or their respective Affiliates receives any payments on behalf of any business of the Sellers or any of their Affiliates after the Closing, such payments shall be the property of, and shall be forwarded and remitted to Heineken as promptly as practicable, but no later than 90 days, after receipt thereof.

(d)Notwithstanding anything to the contrary set forth herein, Cervecería Cuauhtémoc Moctezuma, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of Mexico and an Affiliate of Heineken (“CCM”), shall following the Closing continue to hold one share of SI (the “Retained Sisa Share”) so long as required for regulatory purposes. Heineken shall cause CCM to vote the Retained Sisa Share in accordance with any lawful instructions provided by Crown, shall execute and deliver a power of attorney permitting Crown to vote the Retained Sisa Share in any lawful manner, effective upon the Closing irrevocably waives any right to dividends, distributions or other amounts paid in connection with ownership of the Retained Sisa Share, shall promptly pay to Crown any dividends, distributions or other amounts paid in connection with ownership of the Retained Sisa Share, and shall not sell, pledge, subject the Retained Sisa Share to any Encumbrance or otherwise transfer the Retained Sisa Share to any other Person. If ownership of the Retained Sisa Share is not or no longer required for regulatory purposes, Heineken shall cause CCM to transfer ownership of the Retained Sisa Share to Crown or its designated Affiliate. Following the Closing, Crown shall and shall cause SI and its other Affiliates to continue to provide gas to

CCM and its Affiliates consistent with past practices (including with respect to quantity, quality and cost) and shall not terminate or permit to be terminated the agreements listed in items 4, 5 and 6 of Schedule 5.4(a) of the Disclosure Schedules. Crown shall not take any action, or permit any of its Affiliates to take any action, that may have the effect of depriving Heineken the benefit under Mexican gas regulations of continuing to own the Retained Sisa Share in accordance with this Section 5.4(d).

(e)After the Closing, the Sellers shall or shall cause their Affiliates to continue to provide water to the Companies’ facilities in Monterrey and Toluca consistent with past practices (including with respect to quantity, quality and cost).

(f)Following the date hereof, the parties shall negotiate in good faith and use commercially reasonable efforts to agree prior to the Closing Date upon the schedules to the Transition Services Agreement and the services thereunder to be provided to the Acquired Companies.

Section 5.5    Resignations. The Sellers will deliver at the Closing the resignation or termination of each statutory director (and any authorization given to proxy holders thereof) of each Company and Dutch Holdings, effective as of the Closing, except for such directors or proxy holders who are employees of the Acquired Companies that Crown specifies in writing to Heineken two Business Days prior to the Closing Date.

Section 5.6    Confidentiality.

(a)Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated April 9, 2014 between Heineken and Crown Holdings, Inc. (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.6 shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)From and after the Closing, the Sellers shall, and shall cause each of their respective Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for his, her or its own benefit or the benefit of any other Person any confidential written, oral or other information related to the Acquired Companies or the Business, except to the extent required by applicable Law and except that the Sellers may disclose such information to their respective employees, accountants, advisors and other Representatives and the Sellers and such employees, accountants, advisors and other Representatives may use such information, in each case in connection with the ordinary conduct of their respective businesses. Following the Closing Date, the Sellers shall not take action to release any Person from any confidentiality agreement between any Seller and Persons (other than the Buyers) that was entered into in connection with or relating to a possible sale of the Acquired Companies or their assets or businesses.

Section 5.7    Consents and Filings; Further Assurances.

(a)Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) as soon as practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law. Crown shall pay all filing fees and other charges for the filing under the Mexican Antitrust Law and any other applicable Antitrust Law by each party.

(b)Without limiting the generality of the parties’ undertaking pursuant to Section 5.7(a), the Buyers agree to use their best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement and the Ancillary Agreements no later than the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of its assets, properties or businesses or of the assets, properties or the businesses to be acquired by it pursuant hereto as are required to be divested in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of such transactions. In addition, the Buyers shall use their best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date. Subject to applicable Laws relating to the exchange of information and without limitation of the parties’ obligations in Section 5.7(c), the Buyers shall have the right to direct all proceedings under this Agreement with the Federal Trade Commission, the Department of Justice, the Mexican Federal Economic Competition Commission, or any other competition authority of any jurisdiction; provided, the Buyers (i) shall keep the Sellers fully informed and shall afford the Sellers the opportunity to participate therein and (ii) may not make any commitments on behalf of the Sellers without their consent in their sole discretion.

(c)Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the Mexican Antitrust Law and any other applicable Antitrust Law. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d)The Sellers shall use commercially reasonable efforts to obtain any consents and waivers with respect to the transactions contemplated by this Agreement that may be required from parties to contracts to which any Acquired Company is a party; provided that no party shall be required to pay any consent fees or similar amounts to the counterparties of such contracts. Neither of the Sellers nor the Companies nor any of their Affiliates shall have any Liability to the Buyers arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof (including any amounts payable pursuant to agreements listed in Schedule 3.3(a)(iii) of the Disclosure Schedules), and no such failure or termination shall result in the failure of any condition set forth in Article VI.

Section 5.8    Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of either party hereto.

Section 5.9    Release of Guarantees. The parties hereto agree to cooperate and to use reasonable best efforts to obtain the release of the Sellers or their Affiliates that are a party to any guarantee, performance bond, bid bond or other similar agreements, in each case with respect to obligations of the Acquired Companies listed in Schedule 5.9 of the Disclosure Schedules (the “Guarantees”). In the event any such Guarantee is not released prior to or at the Closing, the Buyers will provide the Sellers at the Closing with a guarantee that indemnifies and holds the Sellers and their Affiliates that are a party to each such Guarantee harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by the Sellers or their Affiliates that are a party to such Guarantee until such Guarantee is released.

Section 5.10    Directors’ and Officers’ Indemnification.

(a)The Sellers shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of such Company against any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses arising out of or relating to any threatened or actual Action based in whole or in part on or arising out of or relating in whole or in part to the fact that such Person is or was a director or officer of such Company pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date, including any potential Liability based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby.

(b)On or before the Closing, the Sellers shall cause each Acquired Company to resolve at its respective shareholder’s meeting to ratify the performance of each departing director and officer of such Acquired Company, as applicable, and release each of them (except for any breach of a duty of loyalty or any fraud or willful misconduct) from any and all past, present or future Liability in connection with the performance of their duties in such capacity, subject to applicable Law.

Section 5.11    Use of Names, Marks and Intellectual Property. The Sellers are not conveying ownership rights or granting the Buyers, any Affiliate of either Buyer or the Companies a license to use any of the trade names, trademarks, service marks, logos or domain names of the Sellers or any Affiliate of either Seller (including the name “Heineken” or any trade name, trademark, service mark, logo or domain name incorporating the name “Heineken” or any derivative thereof) (collectively, the “Sellers’ Marks”) and, after the Closing, except as required for archival or record keeping purposes, the Buyers shall not permit any Acquired Company or any Affiliate of any Acquired Company to use in any manner the Sellers’ Marks or any word that is similar in sound or appearance to any Sellers’ Marks. Notwithstanding the foregoing, the Sellers hereby consent to the use of the Sellers’ Marks by each Acquired Company on existing stationery, existing inventory, marketing materials, signage, employee uniforms and other similar items of such Acquired Company as of the Closing Date; provided, that each Acquired Company shall as promptly as practicable, take all such action as necessary to remove any such trade name, trademark, service mark, logo or domain name incorporating the Sellers’ Marks from any such items produced following the Closing Date.

Section 5.12    Insurance.

(a)The parties acknowledge that, from and after the Closing, the Sellers may cause each Acquired Company to cease to be insured by the Sellers’ or any of their respective Affiliates’ insurance policies or by any of their self-insurance programs. For the avoidance of doubt, the Sellers shall retain all rights to control their insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs and the Sellers shall retain any premiums or other retentions paid by any Company or Dutch Holdings prior to the Closing Date in respect of any insurance coverage. Following the Closing, the Buyers and the Acquired Companies shall have the ability to make claims under third-party insurance policies (but not self-insurance) under which the Acquired Companies were covered prior to the Closing, if any. The Buyers will reimburse the Sellers for any retroactive premium increase and out-of-pocket costs associated with any such claims by the Buyers or the Acquired Companies.

(b)Without prejudice to the provisions of Section 5.12(a) above, the Sellers shall cause the Companies to, and the Companies shall, cooperate with the Buyers and use commercially reasonable efforts to procure, as promptly as practicable after the date of this Agreement, third-party insurance policies (outside the Heineken group insurance policies) that (i) include the Companies and, if possible, the Buyers as named insureds, (ii) do not name the Sellers or any of their Affiliates (other than the Acquired Companies) as additional insureds or otherwise provide rights to recover by Sellers or any of their Affiliates (other than the Acquired Companies), (iii) are on terms, including with respect to coverage limits, identity of insurer(s), term, premiums, deductibles, exclusions and covered matters (which will include property and business interruption) specified and approved by Crown (the “Pre-Closing Company Insurance Policies”). The parties shall cooperate to resolve any issues relating to double insurance in respect of the Pre-Closing Company Insurance Policies and existing insurance policies maintained by the Sellers and their Affiliates. Crown shall promptly reimburse the Companies for premiums paid, and any reasonable out-of-pocket expenses incurred, by the Companies in respect of the Pre-Closing Company Insurance Policies. The parties agree that (w) any amounts recovered or rights to recover under the Pre-Closing Company Insurance Policies shall be for the benefit of the Companies and Crown, and not for the benefit of the Sellers or their Affiliates (other than the Acquired Companies), other than any benefits to the Sellers that may arise under Section 7.5(b), (x) any amounts recovered or rights to recover shall not be distributed or transferred to Sellers or their Affiliates (other than the Acquired Companies), (y) any such amounts recovered or rights to recover shall not be included as assets of the Acquired Companies for purposes of the adjustment of the Purchase Price in connection with Net Working Capital, Cash, or Indebtedness, and (z) any liabilities of the Companies for premiums or expenses in respect of the Pre-Closing Insurance Policies as of Closing that have not been reimbursed by Crown as of the Closing shall not be included as liabilities of the Acquired Companies for purposes of the adjustment of the Purchase Price in connection with Net Working Capital, Cash, or Indebtedness.

Section 5.13    Non-Solicitation.

(a)For a period of two years following the Closing, the Sellers shall not, and shall cause their controlled Affiliates not to, solicit any individual who is or becomes a senior-level employee of any Company (which shall include any person with a title of Manager or above, and the direct reports of each Manager) to leave his or her employment with such Company or in any way interfere with the employment relationship between such Company and such employee; provided, however, that this restriction shall not apply to (i) any employee terminated by a Company or (ii) any employee who as of the date of the Confidentiality Agreement had already entered into employment discussions with the Sellers or contacted the Sellers to initiate such discussions a list of whom are set forth on Schedule 5.13(a) of the Disclosure Schedules; provided further, that generalized advertisement of employment opportunities and generalized employee searches by head hunter/search firms (in either case not focused specifically on or directed in any way at the employees or an employee of the Companies) shall not be deemed to cause a breach of this non-solicitation restriction. The Sellers also agree that, for a period of two years following the Closing, they shall not, and shall cause their controlled Affiliates not to, hire or otherwise engage any individual who is or becomes a senior-level employee of any Company (with a title of Manager or above, and the direct reports of each Manager); provided, however, that this restriction shall not apply to (i) any employee terminated by a Company or (ii) any employee who as of the date of the Confidentiality Agreement had already entered into employment discussions with the Sellers or contacted the Sellers to initiate such discussions a list of whom are set forth on Schedule 5.13(a) of the Disclosure Schedules.

(b)For a period of two years following the Closing, the Buyers and their Affiliates (including the Companies) shall not solicit any individual set forth in Schedule 5.13(b)(1) of the Disclosure Schedules to leave his or her employment with either Seller or such Affiliate or in any way interfere with the employment relationship between either Seller or such Affiliate and such employee; provided, however, that this restriction shall not apply to (i) any employee terminated by a Seller or such Affiliates or (ii) any employee who as of the date of the Confidentiality Agreement had already entered into employment discussions with the Buyers or contacted the Buyers to initiate such discussions a list of whom are set forth on Schedule 5.13(b)(2) of the Disclosure Schedules; provided further, that generalized advertisement of employment opportunities and generalized employee searches by head hunter/search firms (in either case not focused specifically on or directed in any way at the employees or an employee of the Sellers or their Affiliates) shall not be deemed to cause a breach of this non-solicitation restriction. The Buyers and their Affiliates (including the Companies) also agree that, for a period of two years following the Closing, they shall not hire or otherwise engage any individual set forth in Schedule 5.13(b)(1) of the Disclosure Schedules; provided, however, that this restriction shall not apply to (i) any employee terminated by a Seller or such Affiliate or (ii) any employee who as of the date of the Confidentiality Agreement had already entered into employment discussions with the Buyers or contacted the Buyers to initiate such discussions a list of whom are set forth on Schedule 5.13(b)(2) of the Disclosure Schedules.

(c)For a period of five years following the Closing, the Sellers shall not, and shall cause their controlled Affiliates not to, directly or indirectly, as an owner, equityholder, or manager manufacture or sell any cans, can ends, crown caps or aluminum closures in Mexico; provided, that the foregoing shall not prohibit the Sellers or any of their Affiliates from (x) owning a passive investment of 5% or less of the outstanding equity of any publicly traded company, (y) engaging in any line of business to the extent currently engaged in by the Sellers or any of their Affiliates (other than the Acquired Companies), or (z) engaging in the Business in connection with or as a result of the exercise of any rights or remedies pursuant to the Framework Agreements.

(d)If any of the restrictions contained in this Section 5.13 is found by any court or Governmental Authority of competent jurisdiction to be unenforceable because it is too broad, then such restriction shall nevertheless remain effective but shall be considered amended to have the broadest terms which such court or Governmental Authority may find enforceable; and the parties, on behalf of themselves and each of their Affiliates, acknowledge and agree that any breach by a party or any of their Affiliates, of any provision of this Section 5.13, would cause irreparable damage to such party for which monetary damages and other remedies at law may not be adequate. Therefore, if a party is in breach of any provision of this Section 5.13, the parties hereto agree that the parties shall be entitled, in addition to the other remedies as may be provided by applicable Law, to specific performance, injunctive relief and other equitable relief to prevent or restrain a breach of, or to enforce, this Section 5.13, which right to equitable relief will not be exclusive of, but will be in addition to, all other remedies to which the parties may be entitled under this Agreement, at law or in equity (including, without limitation, the right to recover monetary damages).

Section 5.14    Employee Matters.

(a)The Buyers shall cause to be provided, to each employee of each Company as of the Closing Date (collectively the “Affected Employees”), for a period of 12 months following the Closing Date, compensation and employee benefits (including base salary and target bonus but excluding equity-based compensation and participation in defined benefit pension plans) no less favorable in the aggregate than those provided to each such Affected Employee immediately prior to the Closing and consistent with applicable Laws. In addition, the Buyers shall ensure that any Affected Employee whose employment with the Buyers or the Companies terminates from and after the Closing for a period of 12 months following the Closing Date receives severance benefits no less favorable than those provided under the applicable Employee Plan immediately prior to the Closing, with eligibility for such benefits determined on the same basis as under such Employee Plan and applicable Laws.

(b)Effective as of the Closing, the Affected Employees and their eligible dependents shall cease participation in all Employee Plans that are maintained by the Sellers and their Affiliates.

(c)The Buyers shall honor all unused vacation, seniority, holiday, choice-time sickness and personal days accrued by an Affected Employee under the plans, policies and practices of the Sellers and the Companies. In the event of any change in the welfare benefits provided to any Affected Employee under any plan, the Buyers shall, or shall cause the Companies to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their respective covered dependents under such plan and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan, in each case, to the extent permitted by applicable Law. The Buyers shall provide each Affected Employee with credit for all service with the Sellers, the Companies, or any former entity for which the Sellers or the Companies has previously credited each Affected Employee, under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate (other than for purposes of accruals under a defined benefit pension plan), except to the extent that it would result in a duplication of benefits with respect to the same period of service.

(d)Nothing contained in this Section 5.14 shall (i) be treated as an amendment to, or adoption of, any Employee Plan or any employee benefit plan of the Buyers or any Affiliate, (ii) give any third party any right to enforce the provisions of this Section 5.14 or (iii) obligate the Buyers, the Companies or any of their Affiliates to (x) maintain any particular benefit plan, (y) retain the employment of any particular employee or (z) otherwise limit the right of the Buyers, the Companies or any of their Affiliates to amend, modify or terminate any such employee benefit plan.

(e)The Sellers agree that, on or before the Closing, the Sellers shall implement a process to create, or cause the Companies to implement a process to create, a separate pension plan trust for each of the Famosa Pension Plan and the Sivesa Pension Plan, and shall use commercially reasonable efforts to have such separate pension plan trusts in place on or before Closing, in accordance with Schedule 5.14(e) of the Disclosure Schedules.

Section 5.15    Tax Matters.

(a)The Buyers, on the one hand, and the Sellers, on the other hand, shall be equally responsible for and shall indemnify the other for fifty percent (50%) of any and all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, mortgage, recordation or similar Taxes (including all interest, penalties and additions imposed with respect to such amounts) incurred as a result of the transactions contemplated by this Agreement.

(b)Any transactions (other than (i) the transactions contemplated by this Agreement, (ii) any agreements or arrangements described in Section 5.4, and (iii) any transaction (or deemed transaction) occurring (or deemed to occur) as the result of any Acquired Company no longer being a member or otherwise included in an Affiliated Group with the Sellers or any Affiliate of the Sellers) involving the Acquired Companies that are not in the ordinary course of business occurring on the Closing Date but after the Closing shall be reported on the Buyers’ Returns to the extent permitted by applicable Law or on the post-Closing separate company returns of the Companies (if the Companies do not file a Return with the Buyers), and shall be similarly reported on all other Returns of the Buyers or their Affiliates; provided, however, that any such transactions that were initiated by the Acquired Companies prior to the Closing Date with the intent that the transactions occur on the Closing Date but after the Closing shall not be described in this Section 5.15(b). In all events, the Buyers shall be responsible for, and shall indemnify and hold the Sellers and their Affiliates harmless from, all Taxes related to the transactions described in this Section 5.15(b).

(c)The Sellers and the Buyers shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns, including maintaining and making available to each other all records necessary in connection with any pre-Closing, including any Straddle Period, consolidated, combined or unitary Return or audit thereof. The Buyers shall or shall cause the Companies to execute such documents as reasonably requested by the Sellers with respect to any pre-Closing consolidated, combined or unitary Return or audit thereof; provided, however, that the Seller shall reimburse the Buyers for the reasonable out-of-pocket costs of complying with this Section 5.15(c).

(d)The Buyers shall prepare and file, or cause to be prepared and filed, all Returns for the Acquired Companies for all taxable periods ending on or prior to the Closing Date, the due date of which (including extensions) is after the Closing Date (other than pre-Closing consolidated, combined or unitary Returns), to the extent such Returns have not been filed as of the Closing Date. The Sellers shall bear any pre-approved reasonable third-party expenses in connection with the preparation and filing of such Returns. All such Returns shall be prepared consistent with the past practice of the Acquired Companies, except as otherwise required by applicable Law in the reasonable judgment of the Buyers or their tax advisors. Any Taxes shown as due on such Returns shall be for the account of the Sellers. At least 30 days prior to the date on which each such Return is to be filed, the Buyers shall provide to the applicable Sellers drafts of such Return. The Sellers shall have the right to review, provide comments on and approve each such Return (such approval not to be unreasonably withheld, conditioned or delayed). After the Closing Date, except as required by applicable Law, none of the Buyers or the Acquired Companies shall, without the prior written consent of the applicable Seller (which consent shall not be unreasonably withheld, conditioned or delayed), file or permit to be filed any amended Return by or on behalf of an Acquired Company with respect to any taxable period ending on or prior to the Closing. The Sellers shall, at their election promptly delivered in writing to the Buyers, have the right to represent an Acquired Company’s interests in any audit, court proceeding or other dispute regarding a Tax matter relating to a taxable period ending on or prior to the Closing Date, to employ counsel of their choice at their expense and to control the conduct of such audit, court proceeding or other dispute, including settlement or other disposition thereof; provided, that the Buyers shall have the right to have an opportunity to review and comment on all correspondence, participate in any discussions, meetings or calls related to any such audit, court proceeding or other dispute regarding a Tax matter (including discussions regarding settlement or other disposition thereof) and shall have the right in connection with such audit, court proceeding or other dispute regarding a Tax matter to consent to the selection of counsel and to the settlement or other disposition thereof, in each case, such consent not to be unreasonably withheld, conditioned or delayed. The Sellers and the Buyers shall jointly control any such audit, court proceeding or other dispute relating to a Straddle Period.

(e)Any Tax refunds that are received by an Acquired Company after the Closing Date that relate to a taxable period (or portion thereof) ending on or prior to the Closing Date shall be for the account of the applicable Seller, except to the extent that such Tax refunds are included in the calculation of Net Working Capital or Indebtedness. Any Tax refunds, credits or reductions in Tax as a result of a loss generated in a taxable period of an Acquired Company ending on or prior to the Closing Date shall be for the account of the applicable Seller, except to the extent (i) included in the calculation of Net Working Capital or Indebtedness or (ii) any such loss is applied in or in respect of a taxable period beginning after the Closing Date. At the conclusion of the calendar year following the calendar year in which the Closing occurs (the “Determination Date”), the Sellers shall indemnify the Buyers for the amount of any Tax refund, credit or reduction in Tax that was included in the calculation of Net Working Capital or Indebtedness but was not actually realized by the Determination Date; provided however that the Acquired Companies shall repay any such indemnity payment to the Sellers to the extent that any such Tax refund, credit or reduction in Tax is subsequently realized by the Acquired Companies any time after the Determination Date. The applicable Acquired Company shall pay over to the applicable Seller the amount of any Tax refund, credit or reduction in Tax that is for the Seller’s account pursuant to this Section 5.15(f), net of any Taxes (other than any Taxes that are Pre-Closing Taxes hereunder) incurred in realizing any such Tax refund, credit or reduction in Tax, within thirty (30) days after receipt thereof. The Buyers shall be responsible for, and shall indemnify and hold the Sellers harmless from and against any and all Losses relating to, any Post-Closing Taxes.

(f)After the Closing Date, the Acquired Companies shall (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the sixth anniversary of the Closing Date, and (ii) give the Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and, if a Seller so requests, the applicable Company shall allow it to take possession of such books and records rather than transferring, destroying or discarding any such books and records.

(g)For the sole purpose of appropriately apportioning any Taxes relating to a Straddle Period, the Buyers shall, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a Tax period of the Acquired Companies; provided that the Sellers shall not be required to make such election in the event the aggregate Taxes for the period that includes the Closing Date would be lower than with such election. In the case where applicable Law does not permit the Acquired Companies to treat the Closing Date as the last day of a Tax period or where an election is not made to treat the Closing Date as the last day of a Tax period of the Acquired Companies, then for purposes of this Agreement, the portion of such Tax that is attributable to an Acquired Company for the part of such Tax period that ends on the Closing Date shall be (i) in the case of a Tax that is not transaction-based, the total amount of such Tax for the full Tax period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such Tax period to and including the Closing Date and the denominator of which is the total number of days in such full Tax period, and (ii) in the case of transaction-based Taxes, including any based on net income, the Tax that would be due with respect to such partial period, if such partial period were a full Tax period, apportioning income, gain, expenses, loss, depreciation, deductions and credits equitably based on an interim closing of the books.

(h)To the extent that any provision of this Section 5.15 conflicts with any provision of Article VII, the provision contained in this Section 5.15 shall control.

Section 5.16    Clínica Cuauhtémoc y Famosa (Health Care Services provided by CCYF) and Recreational Facilities.

(a)From and after the Closing Date through April 30, 2017, Crown will cause each Company to continue providing funding and support consistent with past practices to (i) the health care services provided by CCYF (Clínica Cuauhtémoc y Famosa) and (ii) the recreational facilities provided by SCYF (Sociedad Cuauhtémoc y Famosa).  CCYF provides health care services to Company employees, retirees and their respective families pursuant to a Shared Expenses Agreement (Convenio de Gastos en Común) entered into by and between (inter alia) Fomento Económico Mexicano, S.A.B. de C.V., the Companies and certain other parties thereto (the “Shared Expenses Agreement”). CCYF’s services include: primary care, hospitalization, radiology and laboratory services, emergency care, pharmacy and labor health (salud ocupacional) (SASSO).

(b)In furtherance thereof, (i) the Shared Expenses Agreement shall remain in place through April 30, 2017 on terms no less favorable to the Companies than those currently in place and (ii) the employees of the Companies shall continue to receive substantially the same services with respect to the CCYF and the SCYF that they currently receive during this period.

Section 5.17    Monthly Management Accounts. From and after the date hereof until the Closing or termination of the Agreement pursuant to Article VIII hereof, the Sellers will deliver to the Buyers, as soon as available and in any event within twenty (20) Business Days after the end of each calendar month, an income statement, statement of working capital and schedule relating to capital expenditures for each Company for such month and for that part of the fiscal year ending with such month, in each case as have been presented to the executive officers of the Sellers with respect to the Companies in the ordinary course.

Section 5.18    Financing Cooperation. Each Seller and each Acquired Company shall use commercially reasonable efforts to, and to cause its Affiliates and Representatives (including legal and accounting advisors) to, cooperate in connection with the arrangement of the debt financing that the Buyers may consummate in connection with the transactions contemplated hereby (the “Debt Financing”) as may be reasonably requested by the Buyers; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Sellers or any Acquired Company. Sellers hereby consent to the use of the Companies’ logos (but not, for the avoidance of doubt, the Sellers’ Marks) in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Sellers or the Acquired Companies or the reputation or goodwill of the Sellers and their respective subsidiaries. Notwithstanding anything in this Agreement to the contrary, neither the Sellers nor, prior to the Closing, any of the Acquired Companies shall be required to pay any commitment or other similar fee or incur any other Liability or obligation in connection with the Debt Financing. The Buyers shall reimburse, promptly upon request, each Seller and each Acquired Company for all reasonable out-of-pocket costs and expenses (including attorney’s fees and expenses) incurred by any of the Sellers or the Acquired Companies in connection with performing its obligations under this Section 5.18 and the Buyers shall indemnify and hold harmless the Sellers, the Acquired Companies and each of their Affiliates from and against any and all Losses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith.

Section 5.19    Release. Effective as of the Closing, each Seller, for itself and its predecessors, successors, subsidiaries, divisions, and assigns (collectively, the “Interested Parties”), fully and finally releases and forever discharges the Acquired Companies (the “Released Parties”) from any and all present or accrued claims, Liabilities, demands, obligations, injuries, damages, losses, causes of action, costs, expenses, and attorney fees, which any Seller or its Interested Parties ever had or now has for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, at any time in the past until and including the Closing Date against any Released Party, including claims arising out of, relating to, accruing from or in connection with (a) the fact that a Seller is or was an equity holder of any Acquired Company, (b) the fact that a Seller held Indebtedness of any Acquired Company, (c) any transactions occurring prior to Closing between the Sellers and their Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand and (d) any defects in goods produced by the Acquired Companies prior to Closing (even if delivered to any Affiliate of the Sellers following the Closing), other than defects caused by the Buyers or their Affiliates (including the Acquired Companies) to such goods following the Closing. The foregoing notwithstanding, for the avoidance of doubt, none of the Interested Parties or any other Person is releasing or discharging any Released Party or other Person from the obligations and agreements of such Person pursuant to this Agreement or the Ancillary Agreements or any Seller’s rights established pursuant to this Agreement or the Ancillary Agreements.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1    General Conditions. The respective obligations of the Buyers and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)The transactions contemplated by this Agreement shall have been duly approved by the Mexican Foreign Investment Commission and written evidence thereof shall have been delivered to the parties.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement and no Governmental Authority shall have instituted an Action seeking to impose any such injunction, restraint or prohibition, in each case which has not been withdrawn or terminated.

(c)(i) Approval of the relevant Governmental Authorities with respect to the Mexican Antitrust Law shall have been granted in connection with the transactions contemplated by this Agreement and (ii) all required approvals or clearances by any other applicable Governmental Authority, in each case, applicable to the transactions contemplated hereby, including under applicable Antitrust Law, including the Conselho Administrativo de Defesa Econômica, shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

Section 6.2    Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Heineken in its sole discretion:

(a)The representations and warranties of the Buyers contained in Article IV shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) set forth therein) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by the Buyers of their obligations under this Agreement or the consummation of the transactions contemplated hereby.

(b)The Buyers shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)Heineken shall have received from the Buyers a certificate to the effect set forth in Sections 6.2(a) and (b), signed by a duly authorized officer thereof.

(d)Heineken shall have received a duly executed counterpart signature page from each Buyer and each of its Affiliates (including the Acquired Companies) party to the Framework Agreements and the Transition Services Agreement.

Section 6.3    Conditions to Obligations of the Buyers. The obligations of the Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Crown in its sole discretion:

(a)The representations and warranties of the Sellers contained in Article III shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein, except as set forth in Section 3.8(b)) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)The Sellers shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)Crown shall have received from the Sellers a certificate to the effect set forth in Sections 6.3(a), (b), (e) and (f) signed by a duly authorized officer thereof.

(d)Crown shall have received a duly executed counterpart signature page from each Seller and each of its Affiliates party to the Framework Agreements and the Transition Services Agreement.

(e)As of immediately prior to Closing, the Acquired Companies shall not be engaged in any dealings or transactions with any Person, or in any country or territory, subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control or a similar sanctions authority with jurisdiction (“Sanctions Targets”), including, for the avoidance of doubt, any contracts or agreements with or relating to any Sanctions Target, any assets (including inventory or accounts receivable) in connection with dealings with a Sanctions Target, or any payables, outstanding product orders or other Liabilities owed to or in connection with dealings with a Sanctions Target.

(f)Since the date of the Balance Sheet, there shall not have occurred any Material Adverse Effect.

ARTICLE VII
INDEMNIFICATION

Section 7.1    Survival.

(a)The representations and warranties of the Sellers and the Buyers contained in this Agreement and in any certificate delivered in connection herewith shall survive the Closing for a period of 12 months after the Closing Date; provided that the representations and warranties set forth in Section 3.1(a) and (c) and Section 4.1 (relating to organization and qualification), Section 3.2 and Section 4.2 (relating to authority), Section 3.4 (relating to title to shares), Section 3.5 (relating to capitalization), Section 3.20 (relating to reorganization) and Section 3.19 and Section 4.5 (relating to brokers) (collectively, the “Fundamental Representations”) shall survive the later of twenty (20) years or to the fullest extent permitted by Law. The covenants and agreements of the Sellers and the Buyers contained in this Agreement and in any certificate delivered in connection herewith shall not survive the Closing, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive in accordance with their terms.

(b)The survival periods set forth herein in Section 7.1(a) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing, and no such claim for any such breach may be brought outside of the survival periods set forth in Section 7.1(a).

Section 7.2    Indemnification by the Sellers. Heineken shall save, defend, indemnify and hold harmless the Buyers and their Affiliates (including the Acquired Companies), officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, Liabilities, obligations, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent resulting from:

(a)any inaccuracy in or breach of any representation or warranty made by the Sellers or the Acquired Companies contained in this Agreement (other than Section 3.11(d) or Schedule 3.11(d) of the Disclosure Schedules) or in any certificate delivered in connection herewith;

(b)any breach of or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers contained in this Agreement or in any certificate delivered in connection herewith;

(c)any Pre-Closing Taxes; and

(d)any inaccuracy in or breach of any representation or warranty made by the Sellers or the Acquired Companies in Section 3.11(d) and Schedule 3.11(d) of the Disclosure Schedules (relating to information utilized to determine pension liabilities), it being understood that (i) the amount of any such Losses shall be based on the information on Schedule 3.11(d) of the Disclosure Schedules taken as a whole (such that, for the avoidance of doubt, any inaccuracies in such schedule that overstated the amount of pension liabilities may offset inaccuracies that understated the amount of such pension liabilities) and (ii) Heineken shall not be liable to any Buyer Indemnified Party pursuant to this clause (d) for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from Heineken pursuant to this clause (d) equals or exceeds $100,000, in which case Heineken shall be liable for all such Losses.

Section 7.3    Indemnification by the Buyer. Crown shall save, defend, indemnify and hold harmless the Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent resulting from:

(a)any inaccuracy in or breach of any representation or warranty made by the Buyers contained in this Agreement or in any certificate delivered in connection herewith;

(b)any breach of or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyers contained in this Agreement or in any certificate delivered in connection herewith; and

(c)any claim or cause of action by any Person against any Seller Indemnified Party with respect to the operations of the Companies after the Closing, except for claims or causes of action with respect to which Heineken is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 7.2 or that arise in connection with or are related to the supply of products to the Sellers or their Affiliates after the Closing.

Section 7.4    Procedures.

(a)In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after such Indemnified Party becomes aware of the Third Party Claim or receives any written notice in respect thereof, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, that the failure to provide such notice shall not limit the Indemnifying Party’s obligations herein except to the extent they are prejudiced by such failure.

(b)The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party, so long as the Indemnifying Party provides notice of such assumption reasonably promptly following having received notice of such Third Party Claim and any additional information reasonably requested with respect to such claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, any Third Party Claim for which it is seeking indemnification hereunder without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, and it involves solely the payment of monetary damages and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all Liabilities in respect of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim unless (x) the claim does not seek an injunction or other equitable relief or arise under criminal law and (y) the Indemnifying Party acknowledges and agrees that the Losses that may result from such claim are indemnifiable hereunder (subject to the qualifications and limitations set forth in this Agreement).

(c)In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 7.4(c) unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.

Section 7.5    Limits on Indemnification.

(a)Notwithstanding anything to the contrary contained in this Agreement:

(i)the maximum aggregate amount of indemnifiable Losses that may be recovered from Heineken by the Buyer Indemnified Parties pursuant to Section 7.2(a) or Section 7.2(d), or from Crown by the Seller Indemnified Parties pursuant to Section 7.3(a), shall be US$115,000,000 (the “Cap”); provided that the Cap shall not apply to breaches of Fundamental Representations or in the event of fraud;

(ii)Heineken shall not be liable to any Buyer Indemnified Party pursuant to Section 7.2(a), and Crown shall not be liable to any Seller Indemnified Party pursuant to Section 7.3(a), as applicable, for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from Heineken pursuant to Section 7.2(a), or from Crown pursuant to Section 7.3(a), as applicable, equals or exceeds US$9,250,000 (the “Deductible”), in which case the Sellers or the Buyers, as applicable, shall be liable only for the Losses in excess of the Deductible; provided, however, that no Losses may be claimed by any Buyer Indemnified Party or Seller Indemnified Party, as applicable, or shall be reimbursable by Heineken or Crown, as applicable, or shall be included in calculating the aggregate Losses for purposes of this clause (ii) other than Losses in excess of US$100,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided that the foregoing limitations shall not apply to breaches of Fundamental Representations or in the event of fraud;

(iii)solely with respect to claims under Section 7.2(a) and (b), Heineken shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected as a liability on the Balance Sheet or the IFRS Management Balance Sheet included in the Financial Statements or the notes thereto;

(iv)Heineken shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the Buyers received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 2.3; and

(v)no party hereto shall have any liability under any provision of this Agreement for any (i) punitive damages or (ii) damages that are not a reasonably foreseeable consequence of the breach, except in either case to the extent such damages are actually paid in respect of a Third Party Claim for indemnification.

(b)The amount of any and all Losses under this Article VII shall be determined net of (i) any Tax benefit actually received by the applicable Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (limited to any Tax benefit arising in the year of the Loss and the first taxable year following the year of the Loss) and (ii) any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

(c)The Buyers and the Sellers shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, commercially reasonable efforts to mitigate any such claim, liability or Loss. In the event that the Buyers or the Sellers shall fail to make such commercially reasonable efforts, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any claim, liability or Loss that would reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, the Buyers and the Sellers shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts (which shall not require instituting litigation or arbitration) to seek recovery under third-party insurance policies covering any Loss; provided that the amount subject to recovery, together with all potentially insurable Losses realized and all other pending claims or demands against or potential insurable Losses of the applicable Indemnified Party are not reasonably expected to exceed the applicable policy limits.

(d)For purposes of calculating the amount of any Losses incurred in connection with any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement, any and all references to material or Material Adverse Effect (or other correlative terms) shall be disregarded.

Section 7.6    Exclusivity and Nature of Payment. Except as specifically set forth in this Agreement or in the case of fraud in this Agreement, effective as of the Closing, each Buyer, on behalf of itself and the other Buyer Indemnified Parties, waives any rights and claims any Buyer Indemnified Party may have against the Sellers, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Acquired Companies and/or the transactions contemplated hereby. The rights and claims waived by each Buyer, on behalf of itself and the other Buyer Indemnified Parties, include, without limitation, to the fullest extent permitted under applicable Law, claims for contribution or other rights of recovery arising out of or relating to any Law, claims for breach of contract (other than this Agreement or the Ancillary Agreements), for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty. After the Closing, except in the case of fraud in this Agreement, this Article VII will provide the exclusive remedy for money damages against the parties for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby. Any indemnity payment made under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

Section 7.7    No Right of Setoff. Each party for itself and for its subsidiaries, Affiliates, successors and assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that such party or any of its subsidiaries, Affiliates, successors and assigns has or may have with respect to the payments under the Transition Services Agreement or any other payments to be made by such party pursuant to this Agreement or any other document or instrument delivered by such party in connection herewith.

Section 7.8    No Circular Recovery. After the Closing, no Seller Indemnified Party shall make any claim for indemnification against or contribution from the Buyers by reason of the fact that such Seller Indemnified Party was a controlling person, director, officer, employee, agent or other representative of an Acquired Company, or that any of the representations and warranties in this Agreement and the Disclosure Schedules are made by any Acquired Company, or based on a similar theory that would result in circular recovery, in connection with any claim brought by any Buyer Indemnified Party or any of its directors, officers, Affiliates, employees, agents or representatives against any Seller pursuant to this Agreement.

Section 7.9    Indemnification Agreements. At the Closing, the Sellers and their Affiliates shall assign, grant and convey to the Buyers all of their rights to indemnification under any acquisition or disposition agreement to the extent relating to the Acquired Companies or their assets or businesses or any part thereof.

ARTICLE VIII
TERMINATION

Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written consent of Crown and Heineken;

(b)(i) by Heineken, if either Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.1 or 6.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Heineken or (ii) by Crown, if either Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.1 or 6.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Crown;

(c)by either Heineken or Crown if the Closing shall not have occurred by August 31, 2015 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(d)by either Heineken or Crown in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.7.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

Section 8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.19 and 4.5 relating to broker’s fees and finder’s fees, Section 5.6 relating to confidentiality, Section 5.8 relating to public announcements, Section 9.1 relating to fees and expenses, Section 9.4 relating to notices, Section 9.7 relating to third-party beneficiaries, Section 9.8 relating to governing law, Section 9.9 relating to submission to jurisdiction and this Section 8.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 9.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 9.3    Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)if to the Sellers or (prior to the Closing) the Companies, to:
Heineken International B.V.
Tweede Weteringplantsoen 21
1017 ZD Amsterdam
The Netherlands
Attention: Executive Director Global Legal Affairs
Facsimile: +31 20 627 9684

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Steven R. Shoemate
Facsimile: (212) 351-4035
E-mail: sshoemate@gibsondunn.com

(ii)if to the Buyers or (following the Closing) the Companies, to:

Crown Holdings, Inc.
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154
Attention: William T. Gallagher
Facsimile: (215) 698-6061
E-mail: wgallagh@crowncork.com

with a copy (which shall not constitute notice) to:

Dechert LLP
2929 Arch Street
Philadelphia, PA 19104
Attention: William G. Lawlor
Ian A. Hartman
Facsimile: (215) 655-2823
(215) 655-2277
E-mail: william.lawlor@dechert.com
ian.hartman@dechert.com

Section 9.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. If in this Agreement a Dutch or Spanish term is placed in italics, then the meaning of such term under the Laws of the Netherlands or Mexico, as applicable, or corporate governance practice in such country, as the context requires, shall control.

Section 9.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 9.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 5.10 and Article VII, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 9.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles.

Section 9.9    Jurisdiction; Specific Performance.

(a)Any controversy, claim or dispute between the parties arising from or in connection with this Agreement or any Ancillary Agreement, including but not limited to the existence, validity, intent, interpretation, performance, enforcement or arbitrability of any of the terms contained herein or therein shall be submitted for final resolution to arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC” and “ICC Rules”) before an arbitration tribunal consisting of three arbitrators. Heineken, on the one hand, and Crown, on the other hand, shall each appoint one arbitrator pursuant to the ICC Rules, and the third arbitrator, who shall serve as chairman of the arbitration tribunal, shall be appointed by the two arbitrators so chosen within 30 days of confirmation of their appointment. The place of arbitration shall be in New York, New York, and all arbitration proceedings shall be conducted in the English language. The costs of arbitration shall be apportioned by the tribunal in the arbitration award. This Section 9.9 shall not limit the jurisdiction of the Independent Accounting Firm as set forth in Section 2.3, although claims may be asserted in the arbitral proceedings described in this Section 9.9 for purposes of enforcing the jurisdiction of the Independent Accounting Firm.

(b)By agreeing to ICC arbitration, the parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure or from enforcing the terms of any legal or equitable arbitration award, including any award for specific performance.  A request for such provisional remedy or interim or conservatory measure by a party to a court shall not be deemed a waiver of the agreement to ICC arbitration.  A request for such provisional remedy or interim or conservatory measure by a party to an Emergency Arbitrator procedure pursuant to the Rules shall not be deemed a waiver of the agreement to allow a court of competent jurisdiction to issue provisional remedies or interim or conservatory measures.

(c)A party may request consolidation of two or more arbitrations pending under the ICC Rules into a single arbitration pursuant to Article 10 of the ICC Rules. The parties agree that two or more arbitration proceedings may be consolidated in accordance with this Section 9.9(c) and subject to Article 10 of the ICC Rules, even if the parties to such arbitration proceedings are not identical.

(d)In addition to any discovery permitted under the ICC Rules, each party shall produce relevant, non-privileged documents or copies thereof requested by another party within the time limits set by the arbitration tribunal. With respect to such document discovery, the arbitration tribunal shall be guided by the IBA Rules on the Taking of Evidence in International Commercial Arbitration.

(e)The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any arbitral proceeding or other Action to enforce the terms of this Agreement.

Section 9.10    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule to the extent it is reasonably apparent on the face of such information and disclosure that it should be deemed disclosed and incorporated by reference in such other Disclosure Schedule. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.11    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns; provided, however, a Buyer may assign this Agreement or any part thereof or any of its rights hereunder to one or more direct or indirect subsidiaries of Crown, with recourse, and additionally a Buyer (or any such subsidiary, if applicable) may pledge, assign and grant to such Buyer’s (or such subsidiary’s) lenders, for the benefit of such lenders, a continuing security interest and lien on all of such Buyer’s or such subsidiary’s right, title and interest in and to this Agreement and any and all related agreements, as security for the payment and performance of all obligations of such Buyer or such subsidiary to such lenders by reason of borrowings or the guarantee of borrowings, or otherwise; provided, however, that no Buyer shall be released or discharged from any of its obligations under this Agreement and any transactions contemplated by this Agreement.

Section 9.12    Currency. All references to “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement. The conversion of any amounts expressed in Mexican Pesos to United States dollars, including with respect to the calculation of the amount of Closing Net Working Capital, Closing Indebtedness and Closing Cash pursuant to Section 2.3, shall be calculated using the exchange rate set by Banco de México as set forth on the applicable Bloomberg terminal on the second Business Day prior to the date hereof.

Section 9.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.16    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.17    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.18    Legal Representation.

(a)Each Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Companies) acknowledges and agrees that Gibson Dunn has acted as counsel for the Sellers and the Companies in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyers.

(b)Only the Sellers, the Companies and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. Each Buyer, on behalf of itself and its Affiliates (including after the Closing, the Companies) acknowledges and agrees that all confidential communications between the Sellers, the Companies and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Sellers and their Affiliates (other than the Companies), and not the Companies, and shall not pass to or be claimed, held, or used by the Buyers or the Companies upon or after the Closing. Accordingly, the Buyers shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Sellers and their Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies or the Buyers by reason of any attorney-client relationship between Gibson Dunn and the Companies or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Sellers and their Affiliates; provided that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). Each Buyer, on behalf of itself and its Affiliates (including after the Closing, the Companies) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed by Gibson Dunn to the Sellers and/or their Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyers or any of their Affiliates (including after the Closing, the Companies) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Companies or their

Affiliates and any Person representing them that occurred at any time prior to the Closing, each Buyer, on behalf of itself and its Affiliates (including after the Closing, the Companies) shall be entitled to waive such privilege only with the prior written consent of Heineken (such consent not to be unreasonably withheld, conditioned or delayed).

(c)Each Buyer, on behalf of itself and its Affiliates (including after the Closing, the Companies) acknowledges and agrees that Gibson Dunn has acted as counsel for the Sellers, the Companies and their respective Affiliates for several years and that the Sellers reasonably anticipate that Gibson Dunn will continue to represent them and/or their Affiliates in future matters. Accordingly, each Buyer, on behalf of itself and its Affiliates (including after the Closing, the Companies) expressly (i) consents to Gibson Dunn’s representation of the Sellers and/or their Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including any post-Closing matter in which the interests of the Buyers and the Companies, on the one hand, and the Sellers or any of their Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Sellers, the Companies or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Sellers or their Affiliates of any information learned by Gibson Dunn in the course of its representation of the Sellers, the Companies or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d)Each Buyer, on behalf of itself and its Affiliates (including after the Closing, the Companies) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Companies or their Affiliates by Gibson Dunn in connection with the Acquisition Engagement.

(e)From and after the Closing, the Companies shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by any Company to represent it after the Closing and either (i) such engagement involves no conflict of interest with respect to the Sellers and/or any of their Affiliates or (ii) the Sellers and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of any Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing any Company in order to represent or continue so representing the Sellers.

(f)The Sellers, the Companies and the Buyers consent to the arrangements in this Section 9.18 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

Section 9.19    No Presumption Against Drafting Party. Each of the Buyers and the Sellers acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.20    Lenders. Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing, the agreements evidencing the Debt Financing (the “Financing Agreements”) or any of the agreements entered into in connection with the Financing or the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Financing Agreements or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Financing Agreements or any of the agreements entered into in connection with the Debt Financing, the Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (f) agrees that the Debt Financing Sources and the lenders that have provided a commitment letter to provide the Debt Financing to the Buyers on the date hereof (the “Lenders”) are express third party beneficiaries of, and may enforce, any of the provisions in this Section 9.20. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.20 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party. “Debt Financing Sources” means the Lenders, any Person who signs a joinder to the debt commitment letter provided by the Lenders on the date hereof and any Person that provides, or in the future enters into any Financing Agreements with the Buyers or any of their Affiliates to provide, any of the Financing, any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners.
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IN WITNESS WHEREOF, the Sellers, the Buyers and the Companies have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEINEKEN INTERNATIONAL B.V.

By: /s/ Marc Koster
Name: Marc Koster
Title: Executive Director

By: /s/ Hemmo Parson
Name: Hemmo Parson
Title: Senior Legal Counsel

[Signature Page to Stock Purchase Agreement]

HEINEKEN MEXICO HOLDING, S.A. DE C.V.

By: /s/ Marco A. Mascarúa
Name: Marco A. Mascarúa
Title: General Counsel Heineken Mexico

By: /s/ Alberto Paez
Name: Alberto Paez
Title: International Legal Manager

CUAUHTÉMOC MOCTEZUMA HOLDING, S.A. DE C.V.

By: /s/ Marco A. Mascarúa
Name: Marco A. Mascarúa
Title: General Counsel Heineken Mexico

By: /s/ Alberto Paez
Name: Alberto Paez
Title: International Legal Manager

[Signature Page to Stock Purchase Agreement]

FÁBRICAS MONTERREY, S.A. DE C.V.

By: /s/ Marco A. Mascarúa
Name: Marco A. Mascarúa
Title: General Counsel Heineken Mexico

CIERRES HERMÉTICOS, S.A. DE C.V.

By: /s/ Marco A. Mascarúa
Name: Marco A. Mascarúa
Title: General Counsel Heineken Mexico

TERRESTRATÉGICOS, S.A. DE C.V.

By: /s/ Marco A. Mascarúa
Name: Marco A. Mascarúa
Title: General Counsel Heineken Mexico

PROLATAMEX, S.A. DE C.V.

By: /s/ Marco A. Mascarúa
Name: Marco A. Mascarúa
Title: General Counsel Heineken Mexico

SÍLICES DE VERACRUZ, S.A. DE C.V.

By: /s/ Alberto Paez
Name: Alberto Paez
Title: International Legal Manager

GLASS & SILICE, S.A. DE C.V.

By: /s/ Alberto Paez
Name: Alberto Paez
Title: International Legal Manager

SÍLICE DEL ISTMO, S.A. DE C.V.

By: /s/ Alberto Paez
Name: Alberto Paez
Title: International Legal Manager

[Signature Page to Stock Purchase Agreement]

CROWN HOLDINGS, INC.

By: /s/ Timothy J. Donahue
Name: Timothy J Donahue
Title:

CROWN PACKAGING LUX III, S.À R.L.

By: /s/ Abdelhakim Chagaar
Name: Abdelhakim Chagaar
Title: Manager

[Signature Page to Stock Purchase Agreement]